Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FUJIFILM HOLDINGS CORPORATION,

SALMON ACQUISITION CORPORATION

and

SONOSITE, INC.

Dated as of December 15, 2011

INDEX OF ANNEXES

Annex A	–	Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 15, 2012 (the “Agreement Date”) by and among FUJIFILM Holdings Corporation, a Japanese corporation (“Parent”), Salmon Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and SonoSite, Inc., a Washington corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub shall, as promptly as practicable, commence a tender offer (the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Company Shares”), at a price of $54.00 per Company Share, net to the holder thereof in cash (such amount, or any different amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, it is also proposed that, following the consummation of the Offer, either (i) Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger (the “Long-Form Merger”) or (ii) in the event that Parent makes the Short-Form Election pursuant to Section 7.3(c), the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation in the merger (the “Short-Form Merger,” and either the Long-Form Merger or the Short-Form Merger, as applicable, the “Merger”), and each Company Share that is outstanding immediately prior to the effective time of the Merger will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth herein.

WHEREAS, each of the Boards of Directors of Parent and Merger Sub, as well as the Company Board, has unanimously (a) determined that this Agreement is advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of their respective shareholders and (c) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any inquiry of or communication to the Company or any offer or proposal, or indication of interest in making an offer or proposal (other than an offer, proposal or indication of interest in making an offer or proposal by Parent or Merger Sub), in each case, relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a twenty-five percent (25%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries (an “Acquisition Transaction Tender Offer”); (iii) any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its Subsidiaries, the business(es) of which, individually or in the aggregate, constitute more than twenty-five percent (25%) of the assets of the Company and its Subsidiaries, taken as a whole, pursuant to which the shareholders of the Company or such Subsidiary immediately preceding such transaction hold less than seventy-five percent (75%) of the voting equity interests in the surviving or resulting entity of such transaction or any parent entity thereof; (iv) any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than twenty-five percent (25%) of the assets of the Company and its Subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof); or (v) any combination of the foregoing.

(c) “Action” shall mean any action, claim, suit, litigation, proceeding (public or private) or criminal prosecution by or before any Governmental Entity.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(f) “Business Day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York or Tokyo, Japan.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(h) “Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 16, 2011, and amended by the Company on Form 10-K/A (Amendment No. 1), filed with the SEC on June 1, 2011 and on Form 10-K/A (Amendment No. 2), filed with the SEC on September 1, 2011.

(i) “Company Board” shall mean the Board of Directors of the Company.

(j) “Company Common Stock” shall mean the shares of Common Stock, par value $0.01 per share, of the Company, and associated rights under the Rights Plan.

(k) “Company Equity Awards” shall mean all Company Options and Company RSUs.

(l) “Company Equity Plans” shall mean (i) the Company’s 1998 Stock Option Plan, as amended and restated, (ii) the Company’s 1998 Nonofficer Employee Stock Option Plan, as amended and restated, (iii) the Company’s Nonemployee Director Stock Option Plan, (iv) the Company’s Amended and Restated 2005 Stock Incentive Plan, (v) the Company’s VisualSonics 2010 Equity Incentive Plan and (vi) any other compensatory equity award plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger or acquisition.

(m) “Company Intellectual Property Rights” shall mean all Intellectual Property Rights that are owned by or are licensed to the Company or any of its Subsidiaries, and are used or held for use in the conduct of the business of the Company and its Subsidiaries.

(i) “Company Material Adverse Effect” shall mean any fact, circumstance, event, occurrence, change or effect that, individually or when taken together with all other such facts, circumstances, events, occurrences, changes or effects, (i) has had or is reasonably likely to have a material adverse effect on the business, operations, assets (including intangible assets), financial condition or results of operations of the Company taken as a whole with its Subsidiaries, or (ii) prevents the Offer or the Merger or materially impairs the ability of the Company to consummate the Offer or the Merger; provided, however, that, for the purposes of clause (i) above, none of the following facts, circumstances, events, occurrences, changes or effects, by itself or when aggregated with any one or more of the other such facts, circumstances, events, occurrences, changes or effects, shall be deemed to be or constitute a Company Material Adverse Effect and none of the following facts, circumstances, events, occurrences, changes or effects, by itself or when aggregated with any one or more of the other such facts, circumstances, events, occurrences, changes or effects, shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (A) (1) any changes resulting from or arising out of general market, economic or political conditions or (2) conditions (or any changes therein) in the industries in which the Company or any of its Subsidiaries conduct business, in each case, including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events, provided that such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which the Company or any of its Subsidiaries conduct business; (B) any changes or effects resulting from, arising out of or related to the announcement of the execution of this Agreement or the pendency of the Offer or the Merger, as the case may be, including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers resulting therefrom (provided that this clause (B) shall not be applicable with respect to any breach by the Company of any of its representations or warranties to the extent that such representations or warranties relate to Contracts or other arrangements with third parties); (C) any shareholder class action, derivative litigation or other Action made or brought by any of the current or former Company Shareholders in their capacity as Company Shareholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Offer and the Merger); (D) changes in GAAP or other accounting standards (or the interpretation thereof by a third party), Law or regulatory conditions (or the interpretation thereof by a third party); (E) any failure to take any specific action or the taking of any action at the written direction, or with the prior written consent, of Parent or Merger Sub; (F) the taking of any specific action required by this Agreement or the failure to take any action prohibited by this Agreement; (G) changes in the trading price or trading volume of the Company’s common stock, in and of themselves (it being understood that any underlying cause of any such change may, subject to the other terms of this definition, be taken into consideration when determining whether a Material Adverse Effect has occurred); or (H) any failure by the Company to meet any public estimates or expectations of the Company’s bookings, revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its bookings, revenues, earnings, earnings per share or other financial performance or results of operations (it being understood that any underlying cause of any such failure may, subject to the other terms of this definition, be taken into consideration when determining whether a Material Adverse Effect has occurred).

(n) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Equity Plans.

(o) “Company Preferred Stock” shall mean the Preferred Stock, par value $1.00 per share, of the Company.

(p) “Company Products” shall mean (i) all products distributed, marketed or sold by the Company or its Subsidiaries, and all services made available commercially or for revenue by the Company or its Subsidiaries in the two (2) years preceding the Agreement Date and (ii) all products of the Company or its Subsidiaries that are in clinical development as of the date of this Agreement that the Company or its Subsidiaries expect or intend to make available commercially or for revenue in the future.

(q) “Company RSUs” shall mean any restricted stock units granted under any of the Company Equity Plans.

(r) “Company Warrants” shall mean warrants to purchase shares of Company Common Stock.

(s) “Confidentiality Agreement” shall mean the letter agreement regarding non-disclosure and other obligations, by and between FUJIFILM Corporation and the Company dated August 26, 2011, which will continue in full force and effect in accordance with its terms.

(t) “Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries immediately prior to the Effective Time who continue their employment with the Company or any of its Subsidiaries immediately after the Effective Time, including any such employees outside the United States.

(u) “Contract” shall mean any legally binding bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, permit, concession or franchise, whether oral or written (but so long as it is legally binding), including all amendments thereto, in any such case which is executory in nature or has outstanding performance obligations under which any liabilities of any kind may exist or be incurred.

(v) “Convertible Notes” shall mean the Company’s outstanding 3.75% convertible senior notes due 2014.

(w) “DGCL shall mean the General Corporation Law of the State of Delaware, as amended.

(x) “DOJ” shall mean the United States Department of Justice, or any successor thereto.

(y) “Employee Benefit Plan” shall mean each plan, fund, program, policy, agreement, arrangement or scheme (together with all amendments thereto) of the Company or any of its Subsidiaries, including, but not limited to, each plan, fund, program, policy, agreement, arrangement or scheme that is or has been at any time sponsored or maintained or required to be sponsored or maintained by the Company or any of its Subsidiaries for the direct or indirect benefit of, or to which the Company or any of its

Subsidiaries makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the direct or indirect remuneration of, its current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees or the dependents of any of them or with respect to which the Company or any of its Subsidiaries could incur liability under the Code, ERISA or any similar foreign Law (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity-based compensation plan or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each change in control, termination or severance plan, policy or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, policy, agreement, arrangement or scheme.

(z) “Environmental Law” shall mean all federal, state, local and foreign Laws issued, promulgated, approved or entered relating to the protection of the environment (including ambient air, surface water, groundwater, land, or plant or animal life or other natural resource) or human health or safety, or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Materials or any products or wastes containing any Hazardous Materials including any Laws related to product take-back, packaging, or content requirements, or the investigation, clean-up or other remediation or analysis of or liability related to Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment, state Laws regarding waste electronic equipment such as the California Electronic Waste Recycling Act of 2003, European Union Directive 2002/95/EC on the restriction on the use of hazardous substances, the Administrative Measure on the Control of Pollution Caused by Electronic Information Products and state Laws such as the California restriction on the use of certain hazardous substances in electronic devices, European Union Regulation No. 1907/2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals, the federal Occupational Safety and Health Act of 1970, and Laws of similar import, all as amended at any time.

(aa) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(bb) “ERISA Affiliate” shall mean any entity which is a member of: (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company or any of its Subsidiaries.

(cc) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(dd) “FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.

(ee) “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

(ff) “FDCA” shall mean the Federal Food, Drug and Cosmetic Act, including the rules and regulations of the FDA promulgated thereunder.

(gg) “FTC” shall mean the United States Federal Trade Commission, or any successor thereto.

(hh) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(ii) “Government Contract” shall mean any Material Contract that is a prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar binding agreement, between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.

(jj) “Governmental Entity” shall mean any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body. For the avoidance of doubt, “Governmental Entity” also includes companies that are owned or controlled by any federal, state, local or foreign government.

(kk) “Hazardous Material” shall mean any hazardous waste, substance, material, emission or chemical pollutant or contaminant (including, without limitation, petroleum and petroleum products, PCBs, urea-formaldehyde, radon, mold, CFCs and all other ozone-depleting substances, lead or lead-based paints or materials, friable asbestos or asbestos containing materials, and any other material regulated under, or that can result in liability under, any Environmental Law).

(ll) “Health Care Laws” shall mean all federal, state, local and foreign Laws issued, promulgated, approved or entered relating to health, health care industry regulation (including, without limitation, the FDCA), and payment for health care services, including, without limitation, any local, state or federal statutes or regulations, guidelines, ordinances, permits, orders, standards, conditions of participation of any Government Program (as defined below), accreditation standards, requirements, approvals or consents relating to the following: (i) Medicare, Medicaid, TRICARE (f/k/a CHAMPUS) and such other similar federal, state or local reimbursement or governmental programs (collectively, “Government Programs”) and commercial payors; (ii) billing and submission of a claim to a Government Program or a commercial payor, or reimbursement, payments and cost reporting, including Government Program and commercial payor reimbursement requirements; (iii) the federal Anti-Kickback Law; (iv) the Stark Law; (vii) HIPAA; (viii) the HITECH Act; (ix) the Health Care Fraud Statute (18 U.S.C. § 1347); and (x) to the extent applicable, the respective state-law counterparts of any of the foregoing.

(mm) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(nn) “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, re-examinations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) rights in trade names, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (v) rights in trade secrets (including any information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure and any other “trade secrets” as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and rights in other proprietary or confidential information, including customer data, data, databases, datasets, confidential financial, business, scientific, technical, economic, or engineering information or know-how, including algorithms, plans, compilations, formulae, designs, methods, techniques, processes, inventions, procedures, programs or codes, including rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); (vi) rights with respect to databases and data collections; and (vii) any other proprietary, intellectual or industrial property rights of any kind or nature, including the right to sue for any past infringement thereof.

(oo) “Intervening Event” shall mean a material development or change in circumstances that was not known to the Company Board as of the Agreement Date; provided, that, any change or development relating to any product candidates that are currently the subject of any application to the FDA by the Company or any of the Company Subsidiaries, or any determination or communication by the FDA or any other Governmental Entity relating thereto shall not constitute an Intervening Event if such change or development was reasonably foreseeable to the Company Board as of or prior to the Agreement Date.

(pp) “IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

(qq) “Japanese Business Day” shall mean any day that is not a Saturday, a Sunday, a Japanese national holiday or other day on which banks in Tokyo, Japan are required or authorized to close.

(rr) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of such matter by any of the executive officers and the individuals listed in Section 1.1(rr) of the Company Disclodsure Letter, and the knowledge that any of the foregoing persons would be reasonably expected to have after making reasonable inquiry of such officer’s direct reports who are charged with operational responsibility with respect to such matter.

(ss) “Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement.

(tt) “Leased Real Property” shall mean all real property leased for the benefit of the Company or any of its Subsidiaries pursuant to a Contract providing for annual aggregate rent in excess of $100,000.

(uu) “Liability” shall mean any liability, indebtedness, obligation or commitment of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (in each case, only if required to be recorded or reflected on a balance sheet, or the notes thereto, under GAAP).

(vv) “Licensed Company IP” shall mean all Company Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries.

(ww) “Lien” shall mean any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) other than (i) Liens disclosed on the consolidated balance sheet of such Person included in the most recent annual or quarterly report filed by such Person with the SEC prior to the Agreement Date; (ii) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable or liens for Taxes being contested in good faith by any appropriate Action for which adequate reserves have been established to the extent required by GAAP; (iii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business; (iv) undetermined or inchoate Liens, charges and privileges and any statutory liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever and claimed or held by any Governmental Entity; (v) security given in the ordinary course of business to any public utility, Governmental Entity or other statutory or public authority; (vi) defects, imperfections or irregularities in title, covenants, easements and rights-of-way (unrecorded and of record) and other similar Liens (or other encumbrances of any type) on zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (viii) Liens imposed by applicable Law (other than Tax law); (ix) Liens imposed on the underlying fee interest in Leased Real Property that are not caused by the Company or any of its Subsidiaries; (x) non-exclusive licenses granted by the Company or its Subsidiaries in the ordinary course of business; and (xi) Liens that can be removed for a cost of less than $500,000.

(xx) “Medicaid” shall mean the means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth in Section 1396, et seq. of Title 42 of the United States Code.

(yy) “Medicaid Regulations” shall mean, collectively: (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) regulating the medical assistance program established by Title XIX of the Social Security Act; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Entities promulgated pursuant to the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Entities having the force of law promulgated pursuant to the statutes described in clause (i) above; (iii) all state statutes for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Entities promulgated pursuant to the statutes described in clause (iii) above.

(zz) “Medical Devices” shall have the meaning given in Section 201(h) of the FDCA.

(aaa) “Medicare” shall mean the government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth in Section 1395, et seq. of Title 42 of the United States Code.

(bbb) “Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) regulating the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any successor statutes thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Entities (including but not limited to the Centers for Medicare & Medicaid Services, the Office of Inspector General, the United States Department of Health and Human Services, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to any of the foregoing having the force of law.

(ccc) “NASDAQ” shall mean The NASDAQ Global Select Market, or any successor inter-dealer quotation system operated by The NASDAQ Stock Market, Inc., or any successor thereto.

(ddd) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law.

(eee) “Owned Company IP” shall mean that portion of the Company Intellectual Property Rights that are, or are purportedly, owned by the Company or any of its Subsidiaries.

(fff) “Owned Real Property” shall mean all real property owned by the Company or any of its Subsidiaries.

(ggg) “Parent Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects, is or would be reasonably likely to prevent or materially impair the performance by Parent or Merger Sub of any of their obligations under this Agreement or the consummation of the Offer and/or the Merger on the terms set forth in this Agreement prior to the Initial Termination Date, or if extended pursuant to Section 9.1(b), the Extended Termination Date.

(hhh) “Payor” shall mean any third party liable for payment or reimbursement for health care items or services provided or performed by a health care provider, including all private insurance companies, Medicare, Medicaid, health maintenance organizations, preferred provider organizations, managed care systems, and alternative delivery systems.

(iii) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(jjj) “RCW” shall mean the Revised Code of Washington.

(kkk) “Rights Plan” shall mean the Company’s Amended and Restated Rights Agreement, dated November 28, 2007, by and between the Company and Computershare Trust Company N.A., as amended by that certain First Amendment to Amended and Restated Rights Agreement, dated as of September 6, 2011, by and between the Company and Computershare Trust Company N.A.

(lll) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

(mmm) “SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

(nnn) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ooo) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(ppp) “Superior Proposal” shall mean any bona fide written Acquisition Proposal involving the acquisition of all or substantially all of the outstanding voting securities of the Company with respect to which the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel), and after taking into account, among other things, the financial, legal and regulatory aspects of the Acquisition Transaction proposed in such Acquisition Proposal, including any financing or regulatory contingencies and the likelihood and timing of consummation of such Acquisition Transaction, that the proposed Acquisition Transaction would be more favorable to the holders of Company Shares (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement, including the Offer and the Merger.

(qqq) “Tax” shall mean (i) any and all federal, provincial, state, local, foreign and other taxes, including net income, gross income, gross receipts, capital gains, alternative, minimum, sales, consumption, use, social services, goods and services, value added, harmonized sales, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, wage, employment, unemployment, pension, health insurance, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, customs, duties or other taxes, fees, assessments, social security contributions or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of any group of entities for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

(rrr) “Tax Returns” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, required to be filed with a Governmental Entity with respect to Taxes.

(sss) “Termination Fee” shall mean $24,900,000.

(ttt) “WBCA” shall mean the Washington Business Corporation Act of the State of Washington, as amended.

Section 1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Termination Date	7.10(a)
Acquisition Agreement	7.2(a)
Agreement	Preamble
Agreement Date	Preamble
Antitrust Authority	7.5(c)
Antitrust Laws	7.5(c)
Appointment Time	2.3(a)
Arrangements	7.15
Articles of Merger	3.2
Book-Entry Shares	3.8(c)
Certificate of Merger	3.2
Certificates	3.8(c)
Closing	3.3
Closing Date	3.3
Company	Preamble
Company Board Recommendation	4.4(b)
Company Board Recommendation Change	7.2(a)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Compensation Committee	7.15
Company Disclosure Letter	Article IV
Company Registered IP	4.19(b)
Company SEC Documents	4.6(a)
Company Shareholder Approval	4.4(a)
Company Shareholders	2.1(a)
Company Shareholders’ Meeting	7.3(a)
Company Shares	Recitals
Continuing Directors	2.3(a)
Covered Securityholders	7.15
D&O Insurance	7.11(c)
Data Room	1.3(i)
Delaware Secretary of State	3.2
Dissenting Company Shares	3.7(c)(i)
Divestiture Action	7.5(e)
Effective Time	3.2
ESPP	4.2(a)
Exchange Fund	3.8(b)

Term	Section Reference
Extended Termination Date	9.1(b)(i)
FCPA	4.20(a)
Indebtedness	6.2(g)
Indemnified Parties	7.11(a)
Independent Directors	2.3(b)
Initial Termination Date	9.1(b)
Long-Form Merger	Recitals
Match Period	7.2(b)
Material Contract	4.15(a)
Maximum Annual Premium	7.11(c)
Merger	Recitals
Merger Consideration	3.7(a)(i)
Merger Sub	Preamble
Minimum Condition	2.1(a)
Notice of Superior Proposal	7.2(b)
Offer	Recitals
Offer Closing	2.1(d)
Offer Documents	2.1(f)
Offer Price	Recitals
Offer to Purchase	2.1(f)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Insider	2.3(a)
Payment Agent	3.8(a)
Permits	4.10(a)
Plan of Merger	3.2
Proxy Statement	7.4(a)
Representatives	7.1(a)
Schedule 14D-9	2.2(b)
Schedule TO	2.1(f)
Short-Form Election	7.3(c)
Short-Form Merger	Recitals
Short-Form Threshold	2.4(a)
Surviving Corporation	3.1
Takeover Laws	4.21
Top-Up Closing	2.4(c)
Top-Up Option	2.4(a)
Top-Up Shares	2.4(a)
Washington Secretary of State	3.2

Section 1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(g) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(h) References to “$” or “dollars” refer to United States dollars unless otherwise noted.

(i) References to “deliver,” “furnish,” “made available” or “provide” shall mean that such documents or information referenced shall have been delivered to Parent or its Representatives or contained in the Company’s electronic data room maintained by Fenwick & West LLP (the “Data Room”), so long as such documents were available in the Data Room at least twenty-four (24) hours prior to the Agreement Date.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Terms of Offer; Conditions to Offer. Provided (i) that this Agreement shall not have been terminated pursuant to Article IX hereof and (ii) none of the events set forth in clause (C)(3), (C)(4) or (C)(5) of Annex A hereto shall have occurred, as promptly as reasonably practicable and, in any event, within twenty (20) Business Days after the Agreement Date, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Company Shares at a price per Company Share, subject to the terms of Section 2.1(b) hereof, equal to the Offer Price; provided, that, Parent and Merger Sub shall not be required to commence, or cause to be commenced, the Offer prior to the date on which the Company is prepared to file the Schedule 14D-9; provided, further, that the foregoing proviso shall not apply if Parent or Merger Sub has failed to promptly provide the information to the Company required to be provided by Parent or Merger Sub to the Company for inclusion or incorporation by reference in the Schedule 14D-9 pursuant to Section 2.2(b). The obligation of Merger Sub to accept for payment and to pay for any Company Shares tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Company Shares tendered) shall be subject only to (i) the condition (the “Minimum Condition”) that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(c) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the Company Shares then owned by Parent and Merger Sub (if any), represents at least a majority of all the outstanding Company Shares on the date of purchase (including for purposes of this calculation, as of the scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(c), whether or not any such options, rights or securities are vested), the number of Company Shares outstanding, together with all Company Shares that the Company would be required to issue pursuant to the conversion or exercise of options, rights and securities that are then convertible into or then exercisable for Company Shares as of the scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(c))) and (ii) the other conditions set forth in Annex A hereto. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of Company Shares to be purchased in the Offer, (D) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (E) amends, modifies or supplements the conditions to the Offer set forth in Annex A hereto in a manner adverse to the holders of Company Shares (collectively, the “Company Shareholders”), (F) amends or waives the Minimum Condition, (G) extends the Offer in any manner other than pursuant to and in accordance with the terms of Section 2.1(c) or Section 2.1(e) hereof or (H) amends any of the terms of the Offer in any manner adverse to the Company Shareholders. The conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(b) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock or cash dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to Merger Sub’s acceptance for payment of, and payment for, Company Shares pursuant to the Offer.

(c) Extension and Expiration of Offer. Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at 5:00 p.m., New York Time, on the twenty-first (21) Business Day after the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ that is applicable to the Offer and (ii) in the event that any of the conditions to the Offer set forth on Annex A hereto are not satisfied or waived as of any then scheduled expiration date of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive extension periods of up to ten (10) Business Days each (or such longer period as the parties hereto may agree) in order to permit the satisfaction of each such condition to the Offer; provided, however, that notwithstanding the foregoing clause (ii) of this Section 2.1(c), in no event shall Merger Sub be required to extend the Offer beyond the Initial Termination Date or the Extended Termination Date, as applicable; and provided, further, that the foregoing clause (ii) of this Section 2.1(c), shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to the terms of Article IX hereof. Merger Sub shall (and Parent shall cause Merger Sub to) not terminate the Offer prior to the expiration date without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to the terms of Article IX hereof.

(d) Payment for Company Shares. On the terms set forth in this Agreement and subject to the conditions of Annex A, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer, promptly after the applicable expiration date of the Offer (such date and time of payment, as it may be extended in accordance with Section 2.1(c) hereof, the “Offer Closing”). The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, without interest thereon, subject to reduction only for any applicable federal back-up withholding or other Taxes payable by such holder.

(e) Subsequent Offering Period. Merger Sub may (but shall not be required to), and the Offer Documents shall reserve the right to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than twenty (20) Business Days immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered pursuant to the Offer as so extended by such subsequent offering period, promptly after any such Company Shares are tendered during such subsequent offering period. The Offer Price payable in respect of each Company Share validly tendered pursuant to the Offer, as so extended by such subsequent offering period, shall be paid net to the holder thereof in cash, subject to reduction only for any applicable withholding Taxes or other Taxes payable by such holder.

(f) Schedule TO; Offer Documents. Concurrently with the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an Offer to Purchase, or portions thereof (the “Offer to Purchase”), and forms of the letter of transmittal and summary advertisement, if any, in respect of the Offer, and such other ancillary documents and instruments that are required to be filed in connection with the filing of the Schedule TO (collectively and together with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to all Company Shareholders as and to the extent required by the Exchange Act. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Law. Parent and Merger Sub hereby agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. The Company hereby agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Shareholders, in each case, as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(g) Termination or Withdrawal of Offer. If (i) at any then-scheduled expiration of the Offer, (A) the conditions to the Offer set forth in Annex A hereto (other than the Minimum Condition) shall have been satisfied or waived, (B) the Minimum Condition shall not have been satisfied and (C) no further extensions or re-extensions of the Offer are permitted or required pursuant to Section 2.1(c) or (ii) this Agreement is terminated pursuant to Article IX hereof, the Offer shall be deemed terminated and Merger Sub shall promptly return, and shall cause any depository, acting on behalf of Merger Sub to return, all tendered shares to the registered holders thereof. Notwithstanding anything to the contrary herein, if this Agreement is terminated pursuant to the terms of Article IX hereof, Merger Sub shall promptly (and in any event within one (1) Business Day after the then-scheduled expiration date of the Offer), and Parent shall cause Merger Sub to, irrevocably and unconditionally terminate the Offer.

(h) Company Equity Awards. At the Appointment Time, each Company Equity Award then outstanding under any of the Company Equity Plans shall be treated in accordance with the provisions of Section 7.9 hereof.

Section 2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the Agreement Date, the Company Board has, upon the terms and subject to the conditions set forth herein, (i) unanimously determined that this Agreement is advisable, (ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the holders of Company Shares, (iii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval constituted approval under the provisions of RCW 23B.19.040 as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are not and will not be subject to the provisions of, or any restrictions under, the provisions of RCW 23B.19.040 and (iv) unanimously resolved to recommend in the Schedule 14D-9 that the holders of Company Shares accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and, if required by the WBCA, adopt this Agreement and the Plan of Merger; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 7.2 hereof. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 7.2 hereof, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, on the date of filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be disseminated to the Company Shareholders as and to the extent required by the Exchange Act, together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). Subject to the provisions of Section 7.2 hereof, the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board (including the Company Board Recommendation). Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other applicable Law. The Company hereby further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub hereby agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to Parent, Merger Sub and their counsel any written comments the Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent with such information, including a list, as of the most recent practicable date, of the Company Shareholders, mailing labels and any available listing or computer files containing the names and addresses of all record holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of Company Shareholders, mailing labels, listings or files of securities positions), and with such assistance, as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record holders of Company Shares. Subject to any and all applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall (i) hold in confidence the information contained in any such lists of Company Shareholders, mailing labels and listings or files of securities positions on the terms and conditions set forth in the Confidentiality Agreement, (ii) use such information only in connection with the Offer and the Merger and (iii) if (A) this Agreement shall be terminated pursuant to Article IX hereof or (B) Parent and Merger Sub shall withdraw the Offer in accordance with the terms hereof or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, deliver (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

(d) Rights Plan. Each of the Company and the Company Board has taken all action required to be taken by it to cause the provisions of the Rights Plan not to be applicable to this Agreement or the transactions contemplated hereby and to provide for the expiration of any and all rights under the Rights Plan upon the Closing.

Section 2.3 Company Boards of Directors and Committees; Section 14(f) of Exchange Act.

(a) Composition of Company Board. Effective upon the initial acceptance for payment by Merger Sub of at least a majority of all the outstanding Company Shares on a fully diluted basis on the date of such initial acceptance pursuant to the Offer (the “Appointment Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.3(a)) and from time to time thereafter up to the Effective Time, subject to payment for such Company Shares and subject to Section 2.3(b), Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.3) and (y) a fraction, the numerator of which is the number of Company Shares held by Parent and Merger Sub (giving effect to the Company Shares purchased pursuant to the Offer), and the denominator of which is the total number of the then outstanding Company Shares. Promptly following a request by Parent, the Company shall take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. From time to time after the Appointment Time, subject to payment for such Company Shares and subject to Section 2.3(b), the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company and (iii) each Committee of each such board of directors of each Subsidiary of the Company, in each case, to the fullest extent permitted by all applicable Law. Solely for purposes of this Section 2.3, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointments by Parent shall be referred to as “Continuing Directors” and each as a “Continuing Director.” In the event that Parent’s designees are elected or designated to the Company Board pursuant to this Section 2.3(a), then, until the Effective Time, the Company Board shall always have at least three (3) Continuing Directors. If the number of directors who are Continuing Directors is reduced below three (3) prior to the Effective Time, the remaining Continuing Directors shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of Parent or any of its Subsidiaries (a “Parent Insider”) and who shall be deemed a Continuing Director for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Company Board. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero (0), then the other directors on the Company Board shall designate and appoint to the Company Board three (3) directors who are not Parent Insiders who shall be deemed Continuing Directors for all purposes of this Agreement.

(b) Continued Listing. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.3(a), and without limiting Section 2.3(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of the NASDAQ or the federal securities Laws who are considered independent directors within the meaning of such Laws (“Independent Directors”); provided, however, that after and subject to payment by Merger Sub for the Company Shares tendered pursuant to the Offer, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “Controlled Company” for purposes of Listing Rule 5615(c) of the NASDAQ rules (or any successor provision) and make all necessary filings and disclosures associated with such status; provided, further, that in the event the number of Independent Directors shall be reduced below the number of directors as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NASDAQ or the federal securities Laws, to fill such vacancies who shall not be shareholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(c) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 2.3 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3. Parent shall, promptly after the Agreement Date and at least three (3) Business Days prior to the commencement of the Offer, provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) and Rule 14f-1.

(d) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.3(a) hereof, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) exercise or waive any of the Company’s rights, conditions, benefits or remedies under this Agreement, (iv) except as provided herein, amend or otherwise modify the Company’s articles of incorporation or bylaws, (v) authorize or execute any Contract, or any amendment or modification of any Contract, between the Company or any of its Subsidiaries, on the one hand, and Parent, Merger Sub or any of their Affiliates on the other hand, or the termination of any such Agreement then in effect by the Company or any such Subsidiary or (vi) make any other determination or give any approval or authorization that is required to be taken or given by the Company Board with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger. Following the election or appointment of Parent’s designees pursuant to Section 2.3(a) and prior to the Effective Time, any actions with respect to the enforcement of this Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Company Board with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action.

Section 2.4 The Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth in this Section 2.4, to purchase that number of shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of Company Shares held by Parent and Merger Sub at the time of such exercise, shall constitute one share more than 90% of the total Company Shares then outstanding, and assuming the issuance of the Top-Up Shares (such number, the “Short-Form Threshold”), at a price per share of Company Common Stock equal to the Offer Price.

(b) The Top-Up Option shall be exercisable once in whole and not in part on or prior to the third Business Day after the later of Parent’s or Merger Sub’s acceptance for payment of Company Shares pursuant to the Offer or, if Merger Sub elects to extend the Offer for a subsequent offering period pursuant to Section 2.1(e), the expiration of any subsequent offering period under Section 2.1(e); provided, however, that (i) in no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the number of authorized but unissued shares of Company Common Stock, (ii) the Top-Up Option shall not be exercisable unless immediately after such exercise and the issuance of the Top-Up Shares pursuant thereto, the Short-Form Threshold would be reached and (iii) the Top-Up Option shall not be exercisable if the issuance of the Top-Up Shares would result in the issuance of Company Shares equal to or greater than 19.9% of the Company Shares issued and outstanding as of immediately prior to the Agreement Date unless Parent or Merger Sub certifies to the Company in writing that within three (3) Business Days following the exercise of the Top-Up Option, Parent shall consummate the Merger without a meeting of the Company Shareholders in accordance with RCW 23B.11.040 (in which case, the Top-Up Option may be exercised without regard to this clause (iii); and provided, further, that the Top-Up Option shall terminate upon the earlier to occur of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms.

(c) In the event Merger Sub exercises the Top-Up Option, Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Company Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares, (ii) the number of shares of Company Common Stock that Merger Sub intends to purchase pursuant to the Top-Up Option and (iii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, deliver notice to Parent and Merger Sub in writing confirming the number of Top-Up Shares and the aggregate purchase price therefor. At the Top-Up Closing, Merger Sub shall (and Parent shall cause Merger Sub to) pay the Company the aggregate price required to be paid for the Top-Up Shares, which may be paid by Merger Sub, at its election, either (A) entirely in cash or (B) in cash in an amount equal to the aggregate par value of the purchased Top-Up Shares and by executing and delivering to the Company a full recourse unsecured promissory note issued by Merger Sub having a principal amount equal to the remainder of such aggregate purchase price. Any such promissory note shall have a stated maturity date of not more than three (3) months from the date of issue, bear interest at a rate per annum equal to the prime lending rate prevailing during the period in which any portion of the principal amount of such promissory note remains outstanding, as published by The Wall Street Journal, calculated on a daily basis on the outstanding principal amount of such promissory note from the date such promissory note is originally issued until the date of payment in full of such promissory note, be prepayable without premium or penalty, and have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities laws (or, if the Company does not then issue Company Shares in certificated form, the applicable number of Company Shares in non-certificated book-entry form).

(d) Parent and Merger Sub understand that the shares of Company Common Stock which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Shares, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Shares are being and will be acquired by Purchaser for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

(e) In determining the fair value of any Dissenting Company Shares pursuant to Chapter 23B.13 of the WBCA in any proceedings with respect to demands for payment under Chapter 23B.13 of the WBCA in respect of Dissenting Company Shares, none of Parent, Merger Sub, the Company or the Surviving Corporation shall take into account the Top-Up Option, the Top-Up Shares or any cash paid or issued to pay any portion of the purchase price for such Top-Up Shares.

ARTICLE III

THE MERGER

Section 3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the WBCA and the DGCL, at the Effective Time, (a) in the event of a Long-Form Merger, Merger Sub shall be merged with and into the Company or (ii) in the event of a Short-Form Merger, the Company shall be merged with and into Merger Sub. As a result of the Merger, (i) in the event of a Long-Form Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger or (ii) in the event of a Short-Form Merger, the separate corporate existence of the Company shall thereupon cease and Merger Sub shall continue as the surviving corporation of the Merger (the surviving corporation of the Long-Form Merger or Short-Form Merger, as applicable, is sometimes hereinafter referred to as the “Surviving Corporation”).

Section 3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the WBCA and the DGCL by filing (i) articles of merger in customary form and substance for either the Long-Form Merger or Short-Form Merger, as applicable (the “Articles of Merger”) and a plan of merger in customary form and substance for either the Long-Form Merger or Short-Form Merger (the “Plan of Merger”) with the Secretary of State of the State of Washington (the “Washington Secretary of State”), in accordance with the applicable provisions of the WBCA (the time of such filing and acceptance by the Washington Secretary of State or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Articles of Merger, being referred to herein as the “Effective Time”) and (ii) a certificate of merger in customary form and substance for either the Long-Form Merger or Short-Form Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DGCL.

Section 3.3 The Closing. The consummation of the Merger (the “Closing”) shall take place remotely via the exchange of documents and signature pages, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the conditions to be satisfied or waived of the conditions set forth in Article VIII hereof (other than those conditions that by their terms are to be satisfied by deliveries at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

Section 3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.5 Articles of Incorporation and Bylaws.

(a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the WBCA and such Articles of Incorporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “SonoSite, Inc.”

(b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the

WBCA, the Articles of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that at the Effective Time the Bylaws of the Surviving Corporation shall be amended to reflect that the name of the Surviving Corporation shall be “SonoSite, Inc.”

Section 3.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

Section 3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) and (B) Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10 hereof).

(ii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall (A) in the event of a Long-Form Merger, be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving

Corporation and (B) in the event of a Short-Form Merger, remain outstanding as a validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Following the consummation of either a Long-Form Merger or a Short-Form Merger, each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock or cash dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time.

(c) Statutory Dissenters’ Rights.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by any Company Shareholder who is entitled to assert and properly asserts dissenters’ rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Chapter 23B.13 of the WBCA (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 3.7. Such Company Shareholders shall be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Chapter 23B.13 of the WBCA. Notwithstanding the foregoing, all Dissenting Company Shares held by Company Shareholders who shall have failed to perfect or who shall have effectively waived, withdrawn or lost their dissenters’ rights with respect to such Dissenting Company Shares under Chapter 23B.13 of the WBCA or who shall have been determined by a court of competent jurisdiction not to be entitled to the relief provided by Chapter 23B.13 of the WBCA, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.8 hereof.

(ii) The Company shall give Parent (A) prompt notice of any demands for payment under Chapter 23B.13 of the WBCA received by the Company, withdrawals of such demands, and any other instruments served pursuant to Chapter 23B.13 of the WBCA and received by the Company in respect of Dissenting Company Shares and (B) the opportunity, at Parent’s expense, to participate in, but not determine or conduct, all negotiations and proceedings with respect to demands for payment under Chapter 23B.13 of the WBCA in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), voluntarily make any payment with respect to any demands for payment under Chapter 23B.13 of the WBCA or settle any such demands for payment in respect of Dissenting Company Shares.

(d) Company Warrants. At the Effective Time, each outstanding Company Warrant shall be treated in accordance with its terms.

(e) Convertible Notes. At the Effective Time, each outstanding Convertible Note shall be treated in accordance with its terms.

Section 3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. On or promptly after the Effective Time, and in no case more than two (2) Business Days thereafter, as needed, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article III, an amount of cash equal to the product obtained by multiplying (i) the Merger Consideration and (ii) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock then owned by Parent, Merger Sub, the Company, or any direct or indirect, wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time (whether pursuant to the Offer or otherwise)) (such cash amount being referred to herein as the “Exchange Fund”).

(c) Payment Procedures. As soon as practicable following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (x) a certificate or certificates (the “Certificates”) or (y) uncertificated shares represented by book-entry (“Book-Entry Shares”), which, in each case, represented, immediately prior to the Effective Time outstanding shares of Company Common Stock (other than Dissenting Company Shares) (i) a letter of transmittal in customary form agreed to by the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, as applicable, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates or Book-Entry Shares for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. The Payment Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger

Consideration payable upon the surrender of such Certificates pursuant to this Section 3.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement (including, but not limited to, Section 2.1(d), this Article III and Section 7.9 hereof) to any holder or former holder of shares of Company Common Stock or Company Equity Awards such amounts as they reasonably determine that are required to be deducted or withheld therefrom under United States federal or state, local or foreign Law. Any amounts so withheld shall be paid over to the appropriate Governmental Entity on a timely basis. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Payment Agent, Parent or the Surviving Corporation, as applicable, shall, in respect of any reasonable request made by any such Person, furnish on a timely basis information substantiating that such amounts were paid over to the appropriate Governmental Entity as provided in this Section 3.8(e).

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates evidencing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger

Consideration payable in respect of the shares of Company Common Stock evidenced by such Certificates solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

Section 3.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8 hereof. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

Section 3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.8 hereof; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct and/or to execute an indemnification agreement, as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 3.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2011 and prior to the Business Day immediately preceding the Agreement Date (other than any disclosure set forth in any section relating to forward-looking statements or risk factors, or any other disclosures included therein to the extent they are predictive or forward-looking in nature (whether or not appearing in such sections)) or (ii) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), or to which the applicability of any such disclosure to another section or subsection of this Agreement is reasonably apparent from the text of the disclosure made, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Power.

(a) The Company and each of its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has all requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation, and none of the Company’s Subsidiaries are in material violation, of its articles of incorporation, bylaws or other equivalent charter documents, as applicable.

(b) The copies of the Company’s articles of incorporation (the “Company Charter”) and the Company’s bylaws (the “Company Bylaws”) that are filed as exhibits to the Company 10-K and the articles of incorporation, bylaws and other equivalent charter documents of each Subsidiary made available to Parent prior to the Agreement Date are complete and correct copies thereof as in effect on the Agreement Date. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 6,000,000 shares of Company Preferred Stock. As of the close of business on December 9, 2011, (i) 13,996,523 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 4,560 shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 1,110,201 shares were subject to outstanding Company Options, (v) 789,622 shares were subject to outstanding Company RSUs), (vi) there were no employees participating in the Company’s 2005 Employee Stock Purchase Plan (the “ESPP”), (vii) no shares were reserved for issuance under the Convertible Notes and (viii) 1,121,750 shares subject to outstanding Company

Warrants. Section 4.2(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all outstanding Company Equity Awards and for each Company Equity Award, the name of its holder and the Company Equity Plan under which it was granted, the number of shares of Company Common Stock subject to it and its date of grant, vesting schedule, expiration date and exercise price (if any).

(b) All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in clauses (iv) through (vii) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with Company Shareholders or shareholders of such Subsidiary on any matter, other than the Convertible Notes. Except for the Top-Up Option and except as set forth above in Section 4.2(a) and this Section 4.2(b), there are no outstanding (i) shares of capital stock or other voting securities or equity interests of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (iii), other than Company Shares pursuant to the Rights Plan, or (v) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities, other than the Convertible Notes, which will be either (y) converted into shares of the Company Common Stock at the election of the holder prior to the Closing or (z) converted into Merger Consideration equal to the number of shares issuable upon conversion of such Convertible Note multiplied by the Merger Consideration upon the Closing. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.3 Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the percentage of the outstanding common stock or other equity or voting interests of each Subsidiary owned by the Company and each other Subsidiary. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor, other than in the ordinary course of business with respect to its wholly owned Subsidiaries, is the Company under any current or prospective obligation to provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the approval of the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement (unless the Merger is consummated in accordance with RCW 23B.11.040 as contemplated by Section 7.3(c), in which case, this clause (i) shall be inapplicable) (the “Company Shareholder Approval”), and (ii) to the filing of the Articles of Merger with the Washington Secretary of State as required by the WBCA and the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company Shareholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the grant of the Top-Up Option, (iii) directing that this Agreement be submitted to the Company Shareholders for adoption and approval (unless the Merger is consummated in accordance with RCW 23B.11.040 as contemplated by

Section 7.3(c)) and (iv) resolving to recommend in the Schedule 14D-9 that the Company Shareholders accept the Offer, tender their shares pursuant to the Offer and, if required by the WBCA, adopt this Agreement (the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 7.2.

(c) In the event that RCW 23B.11.040 is inapplicable and unavailable to effectuate the Merger, the Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement and the Plan of Merger by the Company do not, and the consummation of the Offer, the Merger (subject to the approval of the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement by the Company Shareholder Approval, if required by the WBCA) and the other transactions contemplated hereby and thereby and compliance by the Company with the provisions hereof and thereof will not (i) violate or conflict with the Company Charter or Company Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or require any consent, waiver or approval of any Person pursuant to, any provision of any Material Contract, other than the Convertible Notes, which will be either (y) converted into shares of the Company Common Stock at the election of the holder prior to the Closing or (z) convertible into Merger Consideration equal to the number of shares issuable upon conversion of such Convertible Note multiplied by the Merger Consideration following the Closing, or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), violate or conflict with any Law or any rule or regulation of NASDAQ applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Offer or the Merger or compliance with the provisions hereof, except for (i) compliance with any applicable requirements of the Antitrust Laws, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the

Exchange Act and the rules and regulations promulgated thereunder, and state securities laws or “blue sky” laws, (iii) the filing and recordation of the Articles of Merger and the Plan of Merger with the Washington Secretary of State as required by the WBCA, (iv) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL, (v) any filings required under the rules and regulations of NASDAQ, (vi) filings required under, and compliance with other applicable requirements of, the Japanese Foreign Exchange and Foreign Trade Act (Gaitame-hou) and (vii) such other filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Company SEC Documents; Financial Statements.

(a) The Company has filed or furnished (as applicable) on a timely basis with the SEC all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC under applicable Laws prior to the Agreement Date (all such filed documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), or, if amended or superseded by a filing prior to the Agreement Date, on the date of such amended or superseding filing, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since September 30, 2011, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law and disclosed in the Company SEC Documents.

(c) As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(d) The Company and its Subsidiaries have implemented and maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the Agreement Date, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s “internal control over financial reporting.”

(e) Since January 1, 2008, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective “internal control over financial reporting,” including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board any committee thereof or to any director or officer of the Company evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(f) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company’s or any of its Subsidiaries’ audited financial statements or other Company SEC Documents.

Section 4.7 No Undisclosed Liabilities. As of the Agreement Date, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, that would be required to be recorded or reflected on a balance sheet under GAAP, other than liabilities and obligations (a) accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2011 included in the Company SEC Documents, (b) incurred in the ordinary course of business since September 30, 2011, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or bound other than due to breaches thereunder, (d) under this Agreement or in connection with the transactions contemplated hereby or (e) other liabilities that, individually or in the aggregate, would not reasonably be expect to have a Company Material Adverse Effect.

Section 4.8 Absence of Certain Changes or Events. Since September 30, 2011 through the Agreement Date: (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice in all material respects, (b) there has not been any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had a Company Material Adverse Effect, which Company Material Adverse Effect is continuing, or would reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (d) none of the Company or any Subsidiary has taken any action that, if taken after the Agreement Date, would constitute a breach of any of the covenants set forth in Article VI.

Section 4.9 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, other than as disclosed in the Company SEC Documents or as set forth on Section 4.9 of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had a Company Material Adverse Effect, which Company Material Adverse Effect is continuing, or would reasonably be expected to have a Company Material Adverse Effect. There is no Action pending or, to the Knowledge of the Company, threatened in writing seeking to impose any legal restraint on or prohibition against the Merger or the Offer.

Section 4.10 Compliance with Laws and Regulations.

(a) Except with respect to ERISA, environmental matters and Taxes, which are the subject of Sections 4.11, 4.13 and 4.14, respectively, the Company and each of its Subsidiaries are and, at all times since January 1, 2009 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including without limitation, Laws pertaining to antitrust, immigration and product safety, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since January 1, 2009, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, clearances, registrations, listings, accreditations, consents, qualifications, notifications, classifications, permissions, authorizations, certificates, franchises, orders, approvals or similar authorizations of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except for such lack of Permits, noncompliance, defaults, revocations, non-renewals, modifications or cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has Knowledge of any actual or threatened in writing Action by the FDA or any other Governmental Entity that has jurisdiction over the operations of Company or any of its Subsidiaries that relates to Company Products or reason to believe that the FDA or any other Governmental Entity is considering such Action.

(c) All material reports, documents, claims, Permits, listings and notices (including but not limited to applicable product reports, abbreviated product reports and certifications required pursuant to the Radiation Control for Health and Safety Act of 1968 and related FDA regulations applicable to clinical ultrasounds and clinical products containing lasers) required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company or any of its Subsidiaries in connection with the Company Products, to the Knowledge of the Company or its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(d) Neither the Company nor any of its Subsidiaries has, since January 1, 2009, received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or notice from the FDA or other Governmental Entity that relates to Company Products or product candidates (i) alleging or asserting noncompliance with any applicable Laws or Permits, and the Company and its Subsidiaries have no Knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action or (ii) contesting any clearance or approval of, the uses of or the labeling or promotion of any Medical Devices.

(e) No Permit related to the Company Products issued to the Company or any of its Subsidiaries by the FDA or any other Governmental Entity has, since January 1, 2009, been limited, suspended, modified or revoked and the Company and its Subsidiaries have no Knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

(f) Each Company Product or product candidate, including products currently under investigation, subject to the FDCA or comparable Laws in any non-U.S. jurisdiction that has been developed, manufactured, stored, tested, marketed, promoted, test distributed or commercially distributed by or on behalf of the Company or any of its Subsidiaries, is being or has been developed, manufactured, tested, investigated, distributed, promoted and marketed in compliance with all applicable FDA requirements and comparable Laws in any non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, product performance standards, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, promotion and record keeping requirements. In addition, the Company and its Subsidiaries are in material compliance with all other applicable FDA requirements and all other Laws applicable to the Company Products.

(g) Neither the Company nor any of its Subsidiaries has, in connection with the Company Products, either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. Neither the Company nor any of its Subsidiaries is aware of any facts that are reasonably likely to cause any of the following: (i) the recall, market withdrawal, replacement stock recovery, or any similar action regarding any Company Product sold or intended to be sold by the Company or any of its Subsidiaries; (ii) a change in the marketing classification or a material change in the labeling or promotion of any Company Products; or (iii) a termination or suspension of the marketing of such products.

(h) All manufacturing operations of Company Products by the Company and its Subsidiaries and, to the Knowledge of the Company and its Subsidiaries, for the benefit of the Company and its Subsidiaries have been and are being, to the extent required by applicable Law, conducted in material compliance with FDA regulations governing medical device quality control, including 21 C.F.R. Part 820 and applicable guidance documents, as amended from time to time, and all applicable similar requirements in countries where such compliance is required.

(i) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened in writing to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any

Company Product Medical Devices, (ii) commenced, or threatened in writing to initiate, any Action to enjoin manufacture or distribution of any Company Product Medical Devices or (iii) commenced, or threatened in writing to initiate, any Action to enjoin the manufacture or distribution of any Company Product Medical Devices produced at any facility where any Company Product Medical Devices are manufactured, tested, processed, packaged or held for sale.

(j) To the Knowledge of the Company, no officer, employee or agent of the Company or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement. To the Knowledge of the Company, neither the Company nor its Subsidiaries has used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations in connection with a product of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations.

(k) The Company and its Subsidiaries have not been, and are not now in material violation of any Health Care Law including, but not limited to, the Medicare Regulations, the Medicaid Regulations, the federal Medicare/Medicaid Anti-Kickback Law (42 U.S.C. § 1320a-7b(b)) and regulations promulgated thereunder (collectively, the “federal Anti-Kickback Law”), the federal Physician Self-Referral Law (42 U.S.C. 1395nn) and the regulations promulgated thereunder (collectively, the “Stark Law”), and the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder (collectively, “HIPAA”), the Health Information Technology for Economic Clinical Health Act and regulations promulgated thereunder (“HITECH Act”).

(l) To the Knowledge of the Company, neither the Company nor its Subsidiaries nor any of their respective directors, officers, agents or employees has engaged in any conduct that has resulted in or would reasonably result in any violation of the federal Anti-Kickback Law or the False Claims Act (31 U.S.C. § 3729 et seq.).

(m) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, agents or employees (i) has been convicted or charged criminally with any violation of any Law related to any Government Program, or (ii) is excluded, suspended, or debarred from participation, or is otherwise ineligible to participate, in any Government Program or, to the Knowledge of the Company, has committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(n) Neither the Company nor its Subsidiaries are subject to threatened or pending litigation, investigations, subpoenas, audits, investigative demands, requests for information, or other inquiry by any Governmental Entity or Payor regarding (i) Health Care Laws, (ii) reimbursement for the Company’s products or services involving such products, or (iii) participation in or reimbursement under any Government Programs.

(o) The Company and its Subsidiaries have all current and valid Permits or waivers required under the authority of any Government Entity with respect to Health Care Laws, Government Programs, Medicare Regulations, and Medicaid Regulations, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth each Employee Benefit Plan, and neither the Company nor any of its Subsidiaries has communicated to any current or former employee any intention or commitment to amend, modify, establish or implement any Employee Benefit Plan. The Company has made available to Parent a true and complete copy of each (i) Employee Benefit Plan (or written description of any oral Employee Benefit Plan), (ii) trust, insurance, annuity or other funding contract or arrangement related thereto (if applicable), (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (iv) the most recent Form 5500 annual report (if any) required to be filed in connection with such Employee Benefit Plan. Each Employee Benefit Plan has been established, maintained and operated in material compliance with the terms of such Employee Benefit Plan and the applicable requirements of ERISA, the Code, and applicable Law. To the Knowledge of the Company, all employer contributions and employee salary reduction contributions that are due have been made in all respects to each such Employee Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, and to the Knowledge of the Company, all premiums or other payments that are due have been paid with respect to each Employee Benefit Plan that is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, in each case, within the time prescribed by such Employee Benefit Plan or its related trust, insurance contract or funding arrangement and applicable Law, except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. Each Employee Benefit Plan, including any amendments thereto, that requires or is capable of approval by, or registration or qualification for special tax status with, a Governmental Entity (including, but not limited to, the appropriate taxation, social security or supervisory authorities in the relevant country, state, territory or the like) has received such approval or been so qualified (or there remains a period of time in which to obtain such approval or qualification retroactive to the date of any such amendment that has not previously received such approval or qualification) and, to the Knowledge of the Company, no event has occurred and no circumstances exist which would be reasonably likely to adversely affect such approval or qualification or result in the imposition of material sanctions by such authorities. Without in any way limiting the foregoing sentence, each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter from the Internal Revenue Service (or may rely on an opinion letter issued by the Internal Revenue Service with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance) to the effect that it meets the requirements of Code Section 401(a), and a true and complete copy of each such letter and opinion has been made available to Parent. No Action or other claim has been brought, or to the Knowledge of the Company is threatened by, against or with respect to any Employee Benefit Plan or the employees or beneficiaries covered by it, including any audit or inquiry by the Internal Revenue Service, United States Department of Labor or similar foreign Governmental Entity, and, to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company would reasonably be expected to be subject to any material liability, other than routine claims for benefits. No Employee Benefit Plan provides, nor does the Company or any of its Subsidiaries have any liability in respect of, benefits, including health benefits (whether or not insured), with respect to employees or former employees of the Company after retirement or other termination of service (other than coverage mandated by applicable Law). No Employee Benefit Plan is subject to Title IV of ERISA, no liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries or ERISA Affiliates, and no condition exists that presents a risk to the Company or any of its Subsidiaries or ERISA Affiliates of incurring a liability thereunder. Neither the Company nor any of its ERISA Affiliates contributes to or is obligated to contribute to, or within the three (3) years preceding the Agreement Date contributed to or was obligated to contribute to, a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA.

(b) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, vesting or funding of any benefit or compensation (other than as expressly required by Section 7.9 hereof) or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(c) In accordance with applicable Law, each Employee Benefit Plan can be amended or terminated at any time, without consent from any other party and without material liability (other than ordinary administrative expenses typically incurred in a termination event, payment or provision of vested benefits under such plan or such liability required to be imposed upon such termination under the express provisions of such plan).

Section 4.12 Labor Matters.

(a) There is no collective bargaining agreement or other labor union or foreign works council Contract or arrangement applicable to any employees of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or bound. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no such labor dispute, strike, work stoppage or lockout in the previous three (3) years. There is no labor union or other organization representing employees of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened in writing involving employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened in writing with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity. The Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) workers’ compensation, occupational safety and health requirements, plant closings, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues, unemployment insurance and related matters. Neither Company nor any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar Law that remains unsatisfied.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices or any of the matters described in clauses (ii) or (iii) of Section 4.12(a) hereof. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 4.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or released or disposed of on or from, any Owned Real Property or Leased Real Property, nor are any Hazardous Materials present, as a result of any actions of the Company or its Subsidiaries or, to the Knowledge of the Company as of the Agreement Date, any third party, on any Owned Real Property or Leased Real Property, (b) no underground or aboveground storage tanks, pipes, equipment, facilities or other appurtenant devices of any kind have been or may have been used for the storage, treatment or disposition of a Hazardous Material at, or under, or have been removed from, any Owned Real Property or Leased Real Property, (c) the Company and each of its Subsidiaries are, and since January 1, 2009 have been, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property and (d) there are no past, pending or, to the Knowledge of the Company, threatened in writing claims alleging a violation of, or liability under, Environmental Law(s) against the Company or any of its Subsidiaries or any Owned Real Property or Leased Real Property.

Section 4.14 Taxes.

(a) The Company and its Subsidiaries have timely filed and will timely file (taking into account any extensions) with the appropriate Governmental Entities all material Tax Returns that are required to be filed prior to the Effective Time and all such Tax Returns are and will be true, correct and complete in all material respects. The Company and its Subsidiaries have timely paid all material Taxes required to have been paid, other than Taxes that are not yet due or that are being contest in good faith in appropriate proceedings. No deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation or required to file a Tax Return in that jurisdiction. There are no liens or encumbrances for Taxes upon any of the assets of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable.

(c) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid under applicable Tax law, including withholdings with respect to amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) No Tax Return of the Company and its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company and its Subsidiaries. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company and its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by the Company or any of its Subsidiaries. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(e) The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2010, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since December 31, 2010 other than a Tax Liability in the ordinary course of business.

(f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and its Subsidiaries on or prior to the Agreement Date for all tax periods beginning on or after January 1, 2006. There are no Tax sharing, allocation or indemnification agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound.

(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

(h) Within the past three (3) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” nor a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company does not constitute either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(i) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to the Company of any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling that would be binding after the Closing Date.

(j) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(k) Neither the Company nor any of its Subsidiaries has filed an election, including the filing of Form 8832 (Entity Classification Election), that could affect its separate corporate existence for any Tax purpose.

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting, any installment sale or open transaction, any prepaid amount received or paid, or election pursuant to section 108(i) of the Code, in each case with respect to any taxable period (or a portion thereof) ending on or prior to the Closing Date.

Section 4.15 Contracts.

(a) Except as disclosed in the Company SEC Documents filed with the SEC since December 31, 2010 and prior to the Agreement Date, none of the Company or its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any Contract: (i) (A) under which aggregate payments by or to the Company in excess of $1,000,000 were invoiced during the one-year period ending on the Agreement Date or (B) requiring on its face non-contingent payments over the life of the Contract by or to the Company in excess of $2,000,000; (ii) (A) materially limiting the freedom of the Company to engage in any line of business, to compete with any entity in any line of business, or to conduct business in any geography, (B) granting any exclusive rights, including, but not limited to, exclusive rights to Owned Company IP, or (C) containing most favored customer pricing provisions or granting any right of first refusal to any other Person; (iii) that after the Effective Time would have the effect of materially limiting in any material respect the freedom of Parent or any of its Subsidiaries (other than the Company or Merger Sub, as applicable, and their respective Subsidiaries, as applicable) to engage in any line of business, to compete with any entity in any line of business, or to conduct business in any geography; (iv) providing for any joint venture, partnership or similar arrangement; (v) involving any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract; (vi) relating to the borrowing of money, the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), or the sale, securitization or servicing of loans or loan portfolios; (vii) with any directors, officers or shareholders that cannot be cancelled by the Company within thirty (30) days’ notice without liability, penalty or premium; (viii) providing for the license of the Licensed Company IP (except for (A) standard licenses purchased by the Company for generally available commercial software, and (B) Contracts in which either the aggregate amounts invoiced by or to the Company were not in excess of $500,000 during the one-year period ending on the Agreement Date or the aggregate non-contingent payments required on the face of such Contract over the life of such Contract by or to the Company are not in excess of $2,000,000); (ix) granting any Company Intellectual Property Rights to a third party (except for (A) non-exclusive, object code licenses granted by the Company or its Subsidiaries in the ordinary course of business, and (B) Contracts in which either the aggregate amounts invoiced by or to the Company were not in excess of $500,000 during the one-year period ending on the Agreement Date or the aggregate non-contingent payments required on the face of such Contract over the life of such Contract by or to the Company are not in excess of $2,000,000); (x) to license any third party to manufacture any Company Products; (xi) providing for the sale or disposition of an asset through licensing or otherwise, including the sale of Company Products, involving consideration in excess of $500,000 (other than in the ordinary course of business consistent with prior practice); or (xii) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in this Section 4.15, whether or not set forth in the Company Disclosure Letter, is referred to herein as a “Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Material Contract, including any amendments or modifications thereto.

(b) Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and/or its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Material Contract and, to the Knowledge of the Company, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. The Company does not have Knowledge of, and has not received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.16 Government Contracts.

(a) Compliance. With respect to each Government Contract to which the Company is a party:

(i) the Company has complied with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect;

(ii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were, to the Knowledge of the Company, substantially complete and correct as of their effective date, and the Company has complied with all such representations and certifications, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company;

(iii) neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Company in writing that the Company has breached or violated any law, regulation, certification, representation, clause, provision or requirement pertaining to a Government Contract, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company;

(iv) no cure notice or show cause notice is currently in effect pertaining to a Government Contract, and no such Government Contract has been terminated for default; and

(v) the Company’s bids for Government Contracts have complied with the Truth in Negotiations Act (as codified at 10 U.S.C. § 2306a and 41 U.S.C. 254b) to the extent applicable and except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Investigations and Audits. With respect to the Company: (i) neither the Company nor any of the Company’s “Principals” as such term is defined in FAR 52.209-5 is, or during the last three years has been, under administrative, civil or criminal investigation or audit (other than routine inquiries, audits and reconciliations) by the United States Government with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract; (ii) during the last three years, the Company has not made a Voluntary Disclosure to the United States Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (iii) during the last three years, neither the Company nor any of the Company’s Principals has been suspended or debarred from doing business with the United States Government or has been proposed for suspension or debarment.

(c) Absence of Claims. To the Knowledge of the Company, with respect to the Company, there exist: (i) no outstanding material claims against the Company either by the United States Government or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract; and (ii) no material disputes between the Company and the United States Government under the Contract Disputes Act or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(d) Assignments. Except as contemplated or required by this Agreement, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts.

Section 4.17 Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past three years.

Section 4.18 Properties. Section 4.18 of the Company Disclosure Letter sets forth a true and complete list of all Owned Real Property and all Leased Real Property. To the Company’s Knowledge, no parcel of Owned Real Property or Leased Real Property is subject to any decree or order of any Governmental Entity to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Each of the Company and its Subsidiaries has (a) good and marketable title in fee simple to all Owned Real Property, (b) good and marketable leasehold title to all Leased Real Property, and (c) good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December 31, 2010 (other than assets disposed of since December 31, 2010 in the ordinary course of business consistent with past practice), in each case free and clear of all Liens except for any such matters of record, Liens and other imperfections of title that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto except as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an individual value in excess of $500,000 or an aggregate value in excess of $2,000,000. This Section 4.18 does not relate to Intellectual Property Rights, which is the subject of Section 4.19.

Section 4.19 Intellectual Property.

(a) The Company and its Subsidiaries own, or are licensed or otherwise possesses all rights to, all the Intellectual Property Rights used in the business of the Company and Subsidiaries as currently conducted; provided, that, the foregoing representation shall be subject to the Knowledge of the Company with respect to third party Patents.

(b) Section 4.19(b) of the Company Disclosure Letter contains a complete and accurate list of the following Owned Company IP (“Company Registered IP”): (i) all registered Trademarks; (ii) all Patents; and (iii) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. All Company Registered IP rights are subsisting and, to the Knowledge of Company, valid. All filings, payments and other actions required to be made or taken by the Company and its Subsidiaries to maintain each item of Company Registered IP have been made and taken.

(c) The Company and its Subsidiaries own exclusively all right, title and interest in and to the Owned Company IP, free and clear of all Liens (other than rights held by law by the U.S. government pursuant to government contracts, grants and funding).

(d) To the Knowledge of the Company, there is, and for the past six (6) years there has been, no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. There has been no actual breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any confidential, proprietary or other such information maintained or stored by the Company or any of its Subsidiaries in systems under its control that has materially and adversely effected the business of the Company.

(e) Neither the Company nor any of its Subsidiaries has been in the past six (6) years and currently is not a party to any Action that involves a claim of infringement or misappropriation of any Intellectual Property Rights of any third party nor, to the Knowledge of the Company, is any such Action being threatened in writing against the Company or any of its Subsidiaries. Neither the conduct of the business of the Company and its Subsidiaries as currently conducted nor the development, manufacture, sale, licensing or use of any of the Company Products as now developed, manufactured, sold, licensed or used infringes on, or misappropriates, any Intellectual Property Rights of any third party; provided, that, with respect to third party Patent rights, the foregoing representation is made subject to the Knowledge of the Company. No third party has challenged in the past six (6) years or currently is challenging the ownership by the Company or its Subsidiaries, or the validity of, any of the Owned Company IP. Neither the Company nor any of its Subsidiaries has brought in the past six (6) years or currently is bringing any Action for infringement or misappropriation of the Company Intellectual Property Rights or breach of any license or agreement involving Intellectual Property Rights against any third party. The Company does not have Knowledge of, and has not received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it or a Company Subsidiary is bound involving Intellectual Property Rights, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect. There are no pending or threatened in writing interference, re-examinations, oppositions or nullities involving any Company Registered IP, except such as may have been commenced by the Company or any of its Subsidiaries. There is no judgment outstanding against the Company or any of its Subsidiaries or any Owned Company IP that limits the ability of the Company or any of its Subsidiaries to exploit any Owned Company IP.

(f) The Company and each of its Subsidiaries have secured valid and effective written assignments from all of its employees, and valid and effective written agreements to assign from all of its consultants, who contributed and/or are contributing to the creation or development for the Company or any of its Subsidiaries of Intellectual Property Rights material to the business of the Company and its Subsidiaries of the rights to such contributions that the Company and its Subsidiaries do not already own by operation of law.

(g) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all of the Trade Secrets of the Company and its Subsidiaries. The Company and each of its Subsidiaries has a policy requiring each employee, consultant and independent contractor having access to Trade Secrets of the Company and its Subsidiaries to execute proprietary information and confidentiality agreements.

(h) The Company and its Subsidiaries are, in all material respects, in compliance with all applicable contractual and legal requirements pertaining to data protection or information privacy and security. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery arrangements to ensure the continued operation of the Company’s and its Subsidiaries’ business in the event of a disaster or business interruption.

Section 4.20 FCPA and Other Compliance Matters.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee, partner or Affiliate of the Company or of any of its Subsidiaries has taken any action that would be reasonably likely to subject the Company or any of its Subsidiaries to any material liability or penalty under (i) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, “FCPA”), (ii) other applicable Laws relating to bribery, corruption or money laundering or (iii) any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Laws.

(b) The Company and each of its Subsidiaries have instituted and maintains policies and procedures designed to ensure compliance in all material respects with (i) the FCPA and the Laws relating to bribery, corruption or money laundering, and (ii) (A) all Laws relating to United States export controls, and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.

Section 4.21 State Takeover Statutes. The resolutions of the Company Board referred to in Section 4.4(b) are sufficient to render the provisions of Chapter 23B.19 of the WBCA (other than the exception contained in RCW 23B.19.040) inapplicable to Parent and Merger Sub and to this Agreement, the Plan of Merger and the transactions contemplated hereby (including the Offer, the Top-Up Option and the Merger). To the Knowledge of the Company, no other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Plan of Merger, the Top-Up Option or the Merger.

Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (“JPMorgan”) and GCA Savvian Advisors, LLC (“Savvian”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon Contracts with the Company. The Company has furnished to Parent a true and complete copy of the Contract between the Company and each of JPMorgan and Savvian pursuant to which JPMorgan and Savvian are each entitled to payment from the Company relating to the transactions contemplated hereby.

Section 4.23 Opinion of Financial Advisor. The Company has received the opinion of JPMorgan, dated on or about the Agreement Date, to the effect that, as of such date and based upon the considerations and subject to the assumptions stated in its opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Disclosure Letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and the Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation and (b) has all requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and Merger Sub are not in violation of their articles of incorporation, bylaws or other equivalent charter documents, as applicable.

Section 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the filing of the Articles of Merger with the Washington Secretary of State as required by the WBCA and the filing and recordation of the Certificate of Merger with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

Section 5.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Offer, the Merger (subject to the approval of the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA, if required by the WBCA) contained in this Agreement by the Company Shareholder Approval) and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not (i) violate or conflict with the articles of incorporation or bylaws (or similar organizational documents) of Parent and Merger Sub, (ii) result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or require any consent, waiver or approval of any Person pursuant to, any provision of any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), violate or conflict with any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer or the Merger or compliance with the provisions hereof, except for (i) compliance with any applicable requirements of the Antitrust Laws, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, and state securities laws or “blue sky” laws, (iii) the filing and recordation of the Articles of Merger and the Plan of Merger with the Washington Secretary of State as required by the WBCA, (iv) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL, (v) filings required under, and compliance with other applicable requirements of, the Japanese Foreign Exchange and Foreign Trade Act (Gaitame-hou), and (vi) such other filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Brokers. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Japan Limited, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.5 Financing. Parent and Merger Sub have or will have, as of the respective dates of consummation of the Offer (including any subsequent offering period) and the Merger, access to sufficient funds to consummate the Offer (including any subsequent offering period) and the Merger on the terms and subject to the conditions contemplated hereby.

Section 5.6 Litigation. There is no Action pending or, to the Knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub, any of their respective properties or assets, or any present or former officer or director of Parent or any of its Subsidiaries in such individual’s capacity as such that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Action pending or, to the Knowledge of Parent or Merger Sub, threatened in writing seeking to impose any legal restraint on or prohibition against the Merger or the Offer.

Section 5.7 Ownership of Merger Sub; No Prior Activities. Parent owns, either directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE VI

INTERIM CONDUCT OF BUSINESS

Section 6.1 Affirmative Obligations of the Company. Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 6.1 of the Company Disclosure Letter or (c) as approved in advance by Parent in writing (such approval not to be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the Agreement Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX hereof and the Appointment Time, each of the Company and each of its Subsidiaries shall use their commercially reasonable efforts to (i) carry on its business in all material respects in the ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable Laws, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, and (iii) (A) preserve intact its present business organization, (B) pay or perform all material obligations when due, (C) keep available the services of its present officers and key employees and (D) preserve its relationships with material customers, suppliers, distributors, licensors, licensees, landlords and others with which it has material business dealings.

Section 6.2 Negative Obligations of the Company. Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.2 of the Company Disclosure Letter or (iii) as approved in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the Agreement Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a)(i) declare, set aside, establish a record date for, make or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to the Company, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, including under the Rights Plan, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Company Shares, including pursuant to Contracts as in effect on the Agreement Date (other than (i) the issuance of Company Shares upon the exercise of Company Options in accordance with their terms, (ii) the settlement of Company RSUs in accordance with their terms, (iii) grants to newly hired employees issued in the ordinary course of business and consistent with past practice, (iv) the issuance of Company Shares upon conversion of any Convertible Notes, and (v) the issuance of Company Shares upon exercise of any Company Warrants);

(c) amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, except for loans, advances, contributions or investments between or among the Company and any direct or indirect wholly owned Subsidiaries or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except (i) the non-exclusive licenses under Intellectual Property Rights in the ordinary course of business, (ii) sales of inventory of Company Products in the ordinary course of business, and (iii) disposition of equipment and property no longer used in the operation of business;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)(i) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person, other than to a wholly owned (either directly or indirectly) Subsidiary of the Company or enter into any arrangement having the economic effect of any of the foregoing except accounts payable to trade creditors (collectively, “Indebtedness”), or amend, modify, cancel, prepay or refinance any Indebtedness or (ii) except for advances to employees for travel and business expenses in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto in excess of $2,000,000, in the aggregate, except those provided for in the capital expenditure budget previously made available to Parent;

(i)(i) pay, discharge, release, waive, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in an excess of $1,000,000, in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business or as required by their terms as in effect on the Agreement Date of claims, liabilities or obligations reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business, (ii) cancel any material Indebtedness or (iii) waive, release, grant or transfer any right of material value;

(j) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements that involve only the payment of money damages in an amount not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(k) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, Regulation S-X promulgated under the Exchange Act or applicable Law;

(l) settle or compromise any material liability for Taxes, amend any material Tax Return, enter into any material Contract with or request any material ruling from any Governmental Entity relating to Taxes, make, change or revoke any material Tax election other than elections made on a Tax Return that is required to be filed under applicable legal requirements irrespective of such election and that are not inconsistent with a position taken on a Tax Return previously filed, change any method of accounting for Tax purposes, take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, extend or waive any statute of limitations with respect to Taxes, or surrender any claim for a material refund of Taxes;

(m) change its fiscal year;

(n)(i) grant any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries any material increase in compensation, bonus or other benefits, or any such grant of any type of material compensation or benefits to any such current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any material bonus to any such current or former director, officer, employee or independent contractor, other than any increases of base salary, annual bonus targets and other bonuses, hourly wage rates and benefits of employees and independent contractors (other than directors and officers) in the ordinary course of business and consistent with past practice or as required by the terms of a Contract in effect on the date of this Agreement, (ii) except as may be required by applicable Law or the terms of any applicable Employee Benefit Plan as in effect on the date hereof, grant or pay to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries any severance, change in control, termination or similar bonus or pay or deferred compensation, or amend or modify the terms of any Employee Benefit Plan that provides for such payments, (iii) pay any benefit or grant any award under a Company Equity Plan or amend or modify any such benefit or award of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries (including in respect of stock options, restricted stock units, restricted stock or other equity-based or equity-related awards or the removal or modification of any restrictions in any Company Equity Plan or awards made thereunder) except (1) as required to comply with any applicable Law or any Company Equity Plan in effect as of the Agreement Date, (2) the issuance of Company Shares upon the exercise of Company Options outstanding on the Agreement Date in accordance with their terms as in effect on such date, (3) the settlement of Company RSUs outstanding on the Agreement Date in accordance with their terms as in effect on such date and (4) grants to newly hired employees issued in the ordinary course of business consistent with past practice, (iv) adopt or enter into any collective bargaining agreement or other labor union Contract, (v) take any action to accelerate the vesting or payment of or otherwise secure the funding of any compensation or benefit under any Employee Benefit Plan (including any Company Equity Plan) except as required by any Company Equity Plan as in effect on the Agreement Date or pursuant to Section 7.9 hereof, (vi) establish or adopt any new Employee Benefit Plan or amend, modify, terminate or waive any requirements under any existing Employee Benefit Plan (including any Company Equity Plan), other than in each case as required by ERISA, the Code, applicable Law or by any Company Equity Plan as in effect on the Agreement Date, (vii) hire any officers or promote any employee into an officer position, or (viii) commence an Offering Period (as defined in the ESPP);

(o) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to material assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(p) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the Company or any of its Subsidiaries from engaging or competing in any line of business or geographic area, other than for Contracts with the Company’s or its Subsidiaries’ distributors or sales agents that are renewed or entered into in the ordinary course of business and consistent with past practice;

(q) enter into any new lease of real property or amend the terms of any existing lease of real property, other than in the ordinary course of business;

(r) sell, lease, license, encumber or otherwise dispose of, in whole or in part, any material properties, material assets or any shares or other interests in any Subsidiary except (i) the non-exclusive licenses under Intellectual Property Rights in the ordinary course of business, (ii) sales of inventory of Company Products in the ordinary course of business and (iii) disposition of equipment and property no longer used in the operation of business;

(s) grant any exclusive rights with respect to any Owned Company IP or divest any material Owned Company IP;

(t)(i) waive any material term of or material obligation owing to the Company or any Subsidiary under any Material Contract or (ii) enter into any Contract which contains a change of control or other similar provision in favor of the other party or parties thereto or that would otherwise require a payment or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement; or

(u) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses, assets and operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 No Solicitation.

(a) Subject to Section 7.1(b), from the Agreement Date until the Effective Time, or, if earlier, the valid termination of this Agreement in accordance with Section 9.1, the Company shall not, and the Company shall cause its Subsidiaries and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents and advisors (collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage (including by way of providing non-public information) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to result in an Acquisition Proposal;

(ii) provide any non-public information concerning the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal;

(iii) engage in any discussions or negotiations with any Person with respect to any Acquisition Proposal;

(iv) approve, adopt, endorse or recommend any Acquisition Proposal; or

(v) enter into any agreement, letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or enter into any agreement, letter of intent or similar document requiring the Company to abandon, terminate or fail to consummate the Merger, or exempt any third party from the restrictions contained in any state takeover or similar laws or otherwise cause such restrictions not to apply to such third party or to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in Section 7.1(a) or any other provisions of this Agreement, if at any time prior to the Appointment Time, (i) the Company has received a bona fide Acquisition Proposal that did not arise out of or result from a material breach of Section 7.1(a), (ii) the Company Board determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (iii) the Company Board determines in good faith, after having consulted with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company Shareholders under applicable Law, (iv) at least twenty-four (24) hours prior to furnishing or making available any non-public information to, or entering into discussions or negotiations with such Person, the Company gives Parent written notice of the identity of the Person making the Acquisition Proposal and a copy of such Acquisition Proposal, if any, and of the Company’s intention to furnish or make available non-public information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, and (v) simultaneously with furnishing or making available any non-public information to such Person, the Company furnishes or makes available such non-public information to Parent (to the extent the Company has not previously furnished or made available such non-public information to Parent), then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(c) The Company shall promptly (and, in any event, within one (1) Business Day) notify Parent in the event that the Company or any of its Representatives receives any Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter the Company shall keep Parent reasonably informed on a current basis with respect to the status and material terms of any such Acquisition Proposal and any material changes to the terms thereof.

(d) The Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any solicitations or discussions with any Person ongoing as of the date of this Agreement with respect to any actual or potential Acquisition Proposal and shall use commercially reasonable efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the prompt return or destruction of any confidential information previously furnished to such Person by the Company, any of its Subsidiaries or any of its or their Representatives, and if requested by Parent, enforce such Person’s obligations to do so. The Company shall not, and shall cause each of its Subsidiaries and its Representatives not to, take any action to release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

Section 7.2 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (i) withdraw or rescind (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw or rescind (or modify or qualify in a manner adverse to Parent), the Company Board Recommendation, (ii) adopt, endorse, approve or recommend the adoption of, or declare the advisability of, any Acquisition Proposal or (iii) or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for any Acquisition Proposal, other than any confidentiality agreement referred to in Section 7.1(b) (an “Acquisition Agreement”) (any action described in clauses (i), (ii) or (iii) being referred to as a “Company Board Recommendation Change”); provided, that, the Company may take the actions specified in Sections 7.2(c), and such actions shall not be deemed or construed to be a Company Board Recommendation Change.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Appointment Time, the Company Board may effect a Company Board Recommendation Change if: (i) the Company shall have provided to Parent written notice at least twenty-four (24) hours (or simultaneous with the Company Board if lesser notice is given to the Company Board) before any meeting of the Company

Board at which the Company Board will consider the possibility of withdrawing the Company Board Recommendation or effecting a Company Board Recommendation Change; (ii) the Company Board determines in good faith (after consulting with its outside legal counsel) either (A) that the Company has received a Superior Proposal that has not been withdrawn or (B) that, in the absence of a Superior Proposal, an Intervening Event has occurred or arisen, and the failure to withdrawing the Company Board Recommendation or effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations to the Company Shareholders under applicable Law, (iii) the Company promptly notifies Parent, in writing (a “Notice of Superior Proposal”), at least four (4) Business Days (which period shall include a minimum of three (3) Japanese Business Days) before taking such action and during such four (4) Business Day period, if requested by Parent, engages in good faith negotiations with respect to any proposal made by Parent to amend the Agreement in such a manner that obviates the need to withdraw the Company Board Recommendation or effect a Company Board Recommendation Change (such four (4) Business Day period, as extended if necessary to include three (3) Japanese Business Days, the “Match Period”), and (iv) after the Match Period has elapsed, the Company Board shall have confirmed the determination referred to in clause (ii) above (and, in the case of a Superior Proposal, shall have determined that such proposal is or remains a Superior Proposal). The Company acknowledges and agrees that each successive material amendment or material revision to any Superior Proposal shall constitute a new Superior Proposal, as applicable, for all purposes of this Agreement, including with respect to necessitating the delivery of a new Notice of Superior Proposal, new Match Period (except that the duration of any Match Period resulting from any such amendment or revision shall be twenty-four (24) hours or, if longer, the unexpired portion of any prior Match Period) and any change of determination by the Company Board as set forth in Section 7.2(b)(ii). The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement or unless required to be disclosed in any filings with, or Laws of, the SEC or pursuant to the rules of the NASDAQ. The Company shall notify Parent promptly upon any change, qualification or withdrawal of or modification to the Company Board Recommendation.

(c) Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, (ii) making any disclosure to the Company Shareholders as, in the good faith determination of the Company Board, after consultation with its outside legal counsel, is required by applicable Laws or the failure to make such disclosure would be inconsistent with its fiduciary obligations to the Company Shareholders required by applicable Law or (iii) making any “stop-look-and-listen” communication to the Company Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders) in which the Company indicates that it has not changed the Company Board Recommendation; provided, however, that in no event shall this Section 7.2(c) affect the obligations or rights of the Company under Sections 7.1 and 7.2 hereof.

Section 7.3 Company Shareholders’ Meeting; Short-Form Merger.

(a) If either (i) the Short-Form Threshold is not met and adoption of this Agreement by the Company Shareholders is required by applicable Law in order to consummate the Merger, other than without a meeting of the Company Shareholders, in accordance with RCW 23B.11.040 or (ii) Parent does not make the Short-Form Election, the Company shall, as promptly as reasonably practicable after the Appointment Time (subject to confirmation from the SEC (or the staff of the SEC) that it has no further comments on the Proxy Statement), take all action necessary in accordance with applicable Law, the rules of NASDAQ and the Articles of Incorporation and Bylaws of the Company to duly call, give notice of, convene and hold a meeting of the Company Shareholders (with the record date and meeting to be selected with the consent of Parent, not to be unreasonably withheld) (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval in accordance with the WBCA. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Shareholders’ Meeting (i) with Parent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders within a reasonable amount of time in advance of the Company Shareholders’ Meeting, and (ii) if, as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Shareholders’ Meeting. The Company shall solicit from the Company Shareholders proxies in favor of the adoption of this Agreement in accordance with the WBCA, and shall use commercially reasonable efforts to secure the Company Shareholder Approval at the Company Shareholders’ Meeting.

(b) Each of Parent and Merger Sub shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with the WBCA at the Company Shareholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the shareholders of Merger Sub, in favor of the adoption of this Agreement in accordance with the WBCA.

(c) Notwithstanding the provisions of Section 7.4 hereof, in the event that Parent, Merger Sub or any other Subsidiary of Parent, shall have acquired Company Shares equal to or greater than the Short-Form Threshold, pursuant to the Offer, the subsequent offering period, the exercise of the Top-Up Option or otherwise, Parent shall have the option (the “Short-Form Election”) to require that each of Parent, Merger Sub and the Company take all necessary and appropriate action to cause the Short-Form Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company Shareholders, in accordance with RCW 23B.11.040.

Section 7.4 Proxy Statement.

(a) In connection with the Company Shareholders’ Meeting, if any, as soon as reasonably practicable following the Appointment Time, the Company shall prepare and file with the SEC, a proxy statement for use in connection with the solicitation of proxies from the Company Shareholders in connection with the Merger and the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company, Parent and Merger Sub, as the case may be, shall furnish all information concerning the Company, Parent and Merger Sub as the other party or parties hereto, as the case may be, may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If the adoption of this Agreement by the Company Shareholders is required by applicable Law, the Company shall cause the Proxy Statement to be mailed in accordance with applicable Law to the Company Shareholders as of the record date established for the Company Shareholders’ Meeting as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of NASDAQ.

(b) Unless this Agreement is earlier terminated pursuant to Article IX hereof, subject to the terms of Section 7.2(b) hereof, the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

Section 7.5 Reasonable Best Efforts to Complete.

(a) Subject to Section 7.2(b), upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Offer and Merger), including using reasonable best efforts to: (i) cause the conditions to the Offer set forth on Annex A hereto and the conditions to the Merger set forth in Article VIII hereof to be satisfied or fulfilled; (ii) file with the SEC, as and when required under the Exchange Act, all annual, quarterly and current reports required to be filed by the Company under the Exchange Act for any and all periods ending prior to the scheduled expiration date of the Offer, which such annual, quarterly and current reports shall comply as to form, in all material respects, with the rules and regulations of the SEC applicable to such reports and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; (iii) obtain all consents, waivers and approvals under, and deliver any notices in respect of, any Material Contracts to which the Company or any of its Subsidiaries is a party, as Parent and the Company may mutually agree, in good faith, are necessary or advisable in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger); provided, that, the failure to obtain any such consent (so long as the Company or its Subsidiaries employed reasonable best efforts (which shall not require any payment to the consenting Person) to obtain such consent) shall not, in and of itself, constitute a breach of the covenant in this Section 7.5; (iv) obtain all necessary actions or material non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, the expiration or termination of any applicable waiting periods; and (v) make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any).

(b) Without limiting the generality of the foregoing provisions of Section 7.5(a) hereof, in the event that any Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer, the Top-Up Option and the Merger), each party shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Offer, the Top-Up Option and the Merger) may be consummated in the most expeditious manner practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such Takeover Law on this Agreement and the transactions contemplated hereby (including the Offer , the Top-Up Option and the Merger).

(c) Without limiting the generality of the foregoing provisions of Section 7.5(a) hereof, (i) as soon as may be reasonably practicable following the Agreement Date, and in any event within ten (10) Business Days after the Agreement Date, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer, the Top-Up Option and the Merger) as required by the HSR Act and (ii) as soon as may be reasonably practicable following the Agreement Date, and in any event within ten (10) Business Days after the Agreement Date, each of Parent and the Company shall file comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by any other applicable Antitrust Laws or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by any

Governmental Entity charged with enforcing, applying, administering, or investigating any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the FTC, the Antitrust Division of the DOJ, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction (“Antitrust Authority”). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Antitrust Authority with respect to the Offer or the Merger, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in substantial compliance with such request. Subject to applicable Law, each party (or its counsel) hereto shall promptly notify the other party of any communication it or any of its Affiliates receives from any Antitrust Authority regarding the Offer or the Merger and permit the other party (or its counsel) to review in advance any proposed communication by such party to any Antitrust Authority. Neither of the parties to this Agreement shall agree to participate in any meeting with any Antitrust Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Antitrust Authority, gives the other party (or its counsel) the opportunity to attend and participate at such meeting. The parties to this Agreement will provide each other (or their counsel) with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Antitrust Authority or members of its staff, on the other hand, with respect to this Agreement; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d) Neither Parent or Merger Sub nor the Company shall extend, directly or indirectly, any waiting periods required in connection with the Antitrust Laws, or enter into any agreement with any Antitrust Authority to delay the consummation of the transactions contemplated hereby unless such action is consented to by the other party.

(e) Notwithstanding any other provision of this Agreement to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; by consenting to such action by the Company and provided, that, any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger) (each a “Divestiture Action”) to ensure that no

Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so within nine (9) months of the Agreement Date. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall take all action necessary, including, but not limited to, any Divestiture Action, to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby (including the Offer and the Merger) in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger), Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation within nine (9) months of the Agreement Date. The parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to, and the Company and its Subsidiaries shall not, agree to any sale, divestiture, license or other disposition of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such stock, businesses, assets or properties, if (x) such actions reasonably would be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or (y) such actions reasonably would be expected to have a material adverse effect on the operations or businesses of Parent and its Subsidiaries, taken as a whole (assuming for purposes of this determination that Parent and its Subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its Subsidiaries, taken as a whole).

(f) The Company, Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Antitrust Authority under any Antitrust Laws or the expiration of the required waiting period under any Antitrust Laws; provided, however, that Parent may take any reasonable action to resist or reduce the scope of a Divestiture Action, so long as such action does not delay the receipt of such clearance, necessary approval or expiration to a date later than nine (9) months of the Agreement Date.

Section 7.6 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request to effect the consummation of the transactions contemplated by this Agreement; provided, however, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.6. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any applicable Law or Contract entered into prior to the Agreement Date; provided, that, in such circumstance, the Company shall identify when it is not providing access and shall cooperate with Parent to implement a procedure to permit access to or disclosure of such information in a manner that would not jeopardize the attorney/client privilege or contravene such applicable Law or Contract.

Section 7.7 Certain Litigation. The Company shall promptly advise Parent in writing of any litigation commenced after the Agreement Date against the Company or any of its directors by any Company Shareholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation and shall consider Parent’s views with respect to such shareholder litigation and shall not settle any such shareholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.8 Public Disclosure. Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby (including the Offer and the Merger), and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with a U.S. or foreign national securities exchange, in which case commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement; provided, that, the Company shall not be required to consult or agree with Parent or Merger Sub in connection with any public disclosure, including issuing any factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto or “stop-look-and listen communication” pursuant to, or otherwise complying with, the provisions of Rule 14d-9 promulgated under the Exchange Act or any similar communication to the Company Shareholders, in connection with any Acquisition Proposal or Superior Proposal, except as expressly required by Sections 7.1 and 7.2.

Section 7.9 Treatment of Equity Awards.

(a) At the Appointment Time, each outstanding Company Option, whether vested or unvested, shall become fully vested and cancelled and (i) in the case of a Company Option having a per share exercise price less than the Offer Price, the holder thereof shall have the right to receive from the Company for each share of Company

Common Stock subject to such Company Option immediately prior to the Appointment Time an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Appointment Time and (B) the amount by which the Offer Price exceeds the per share exercise price of such Company Option, or (ii) in the case of any Company Option having a per share exercise price equal to or greater than the Offer Price, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Option.

(b) At the Appointment Time, each Company RSU, whether vested or unvested, that is outstanding immediately prior thereto shall become fully vested and shall be converted automatically into the right to receive at the Appointment Time an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (i) the total number of such shares of Company Stock subject to such Company RSU and (ii) the Offer Price.

(c) Prior to the Appointment Time, the Company shall have used commercially reasonable efforts to deliver all required notices (which notices shall have been approved by Parent, such approval not to be unreasonably withheld, conditioned or delay), if any, to each holder of Company Equity Award setting forth each holder’s rights pursuant to the respective Company Equity Plan, stating that such Company Equity Awards shall be treated in the manner set forth in this Section 7.9.

(d) The Company shall take all commercially reasonable actions to ensure that, as of the Appointment Time, (i) the Company Equity Plans shall terminate and (ii) no holder of a Company Equity Award or any participant in any Company Equity Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payments contemplated by Section 7.9(a) and Section 7.9(b). No later than ten (10) days after the Appointment Time, the Company shall pay the payment described in Section 7.9(a) to each holder of a Company Option and the payments described in Section 7.9(b) to each holder of a Company RSU. All amounts payable pursuant to this Section 7.9 shall be paid without interest.

Section 7.10 Employee Matters.

(a) At Parent’s written request, provided no later than five (5) Business Days prior to the Closing Date, the Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”), any and all 401(k) plans maintained by the Company or any of its Subsidiaries. If Parent provides such written request to the Company, then the Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request. If Parent has requested in writing that the Company terminate any 401(k) plan, the Company shall take such actions as Parent may reasonably require in furtherance of the assumption of any such 401(k) Plan by the Surviving Corporation, including by adopting such amendments as Parent may deem necessary or advisable in connection with such assumption; provided, however, Parent provides written notice to the Company of such actions (identifying each action) no later than three (3) Business Days prior to the Closing Date.

(b) From and after the Effective Time and for a period of at least twelve (12) months thereafter, Parent shall cause the Surviving Corporation provide to all Continuing Employees compensation and benefits that are in the aggregate, substantially comparable to the compensation and benefits being provided to Continuing Employees by the Company immediately prior to the Effective Time under the Employee Benefit Plans (in each case, excluding any equity-based or non-qualified deferred compensation plans, programs, agreements or arrangements). Parent shall cause the Surviving Corporation to give Continuing Employees credit for all service with the Company or its U.S. Subsidiaries for purposes of determining their rate of vacation accrual under the Surviving Corporation’s standard vacation program, for purposes of severance benefits under the Surviving Corporation’s severance plans or programs, and for eligibility of participation and vesting (but not benefit accrual) in any 401(k) plan of Parent Surviving Corporation; service credit for all other purposes shall begin at the Effective Time. From and after the Effective Time, Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of the Surviving Corporation to be waived with respect to the Continuing Employees to the extent such Surviving Corporation plan replaces coverage under a similar Employee Benefit Plan in which such Continuing Employee participated immediately before such replacement and (ii) cause the Surviving Corporation to give each Continuing Employee in the U.S. credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made. Unused vacation days accrued by U.S. Continuing Employees under the plans and policies of the Company and its Subsidiaries shall carry over to the Surviving Corporation, but Parent may, in its discretion, cause the Surviving Corporation to pay Continuing Employees in cash for any such accrued and unused vacation days that Parent determines are not administratively practicable to carry over.

(c) For the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall cause the Surviving Corporation to:

(i) honor in accordance with their terms as in effect immediately prior to the Effective Time and provide the severance benefits under the severance plans or programs maintained by the Company or any of its Subsidiaries, and shall recognize for such purposes continuous service with the Company or its Subsidiaries, including predecessor employers, of participating Continuing Employees under such plans, but in all cases solely to the extent such service would have been recognized by the Company immediately prior to the Effective Time; and

(ii) honor in accordance with their terms as in effect immediately prior to the Effective Time all existing employment, change of control, severance and retention arrangements between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, director or consultant of the Company or any of its Subsidiaries, on the other hand, as in effect on the date hereof. Notwithstanding anything in this Section 7.10 to the contrary, nothing in this Agreement shall (i) prohibit Parent or its Subsidiaries from amending or terminating any Employee Benefits Plans, so long as such amendment or termination complies with the terms of such Employee Benefit Plans, including specifically obtaining any necessary or required consents, or interfere with the right or obligation of Parent or its Subsidiaries to make changes to Employee Benefit Plans as are necessary to conform with applicable Law or (ii) limit the right of Parent or its Subsidiaries to terminate the employment of any Continuing Employee at any time.

(d) This Section 7.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.10, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.10. Without limiting the foregoing, no provision of this Section 7.10 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

Section 7.11 Directors’ and Officers’ Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries and successors to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Appointment Time between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Appointment Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) (i) cause the articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Appointment Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Law and (ii) and honor and fulfill the obligations of the Company under any indemnification agreements in effect as of the Agreement Date between the Company and any Indemnified Party; provided, however, that in the event any claim or claims are asserted or made within such period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to the procedures set forth, and to the extent provided in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Appointment Time; provided, however, that any Indemnified Party to whom expenses are advanced undertakes, to the extent required by the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Appointment Time or the WBCA, to repay such advanced expenses to Parent or the Surviving Corporation as soon as reasonably practicable if it is ultimately and finally determined that such Person is not entitled to indemnification.

(c) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Appointment Time, covering each person covered by the D&O Insurance immediately prior to the Appointment Time, on terms with respect to the coverage, retention, limitations of liability and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on the Agreement Date and with an insurance company with the same or better credit rating as the insurance company providing the current D&O Insurance; provided, however, that the Surviving Corporation may, at its option, (i) substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms with respect to coverage, retention, limitations of liability and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time); provided further, however, that in satisfying its obligations under this Section 7.11(c) Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred fifty percent (250%) amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Appointment Time, notwithstanding anything to the contrary set forth in this Agreement, Parent or the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance containing terms with respect to coverage, retention, limitations of liability and amounts no less favorable, in the aggregate, than the D&O Insurance in effect on the Agreement Date and with an insurance company with the same or better credit rating as the insurance company providing the current D&O Insurance. In the event that Parent shall purchase such a “tail” policy prior to the Appointment Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder through such six-year period, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.11(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.11.

(e) The obligations under this Section 7.11 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) hereof (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) hereof (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) hereof (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) hereof (and their heirs and representatives)) under this Section 7.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

Section 7.12 FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

Section 7.13 Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) under the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such persons not be subject to a risk of liability under Section 16(b) under the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 7.13. Promptly after the Agreement Date and prior to the Appointment Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.14 Obligations of Merger Sub. Parent shall, and shall take all action necessary to cause Merger Sub and the Surviving Corporation to, perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.15 Employment Compensation Approval. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company or pursuant to the terms of this Agreement (collectively, the “Arrangements”), to certain Company Shareholders and holders of Company Equity Awards (collectively, the “Covered Securityholders”). The Company intends that all such amounts payable under the Arrangements (a) shall be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (b) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company shall cause the Compensation Committee of the Company Board (the “Company Compensation Committee”), each member of which is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, (i) at a meeting to be held or pursuant to unanimous written consent effective prior to the Appointment Time, to duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (A) each Arrangement presented to the Company Compensation Committee on or prior to the Agreement Date, and (B) the terms of Section 7.9, Section 7.10 and Section 7.11, and (ii) to take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto with respect to the foregoing arrangements.

Section 7.16 Resignation of Directors and Officers. Prior to the Effective Time, at the request of Parent, the Company shall cause each director and each officer of the Company and/or any Subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director or officer of the Company and/or any applicable Subsidiary effective as of the Effective Time. At the request of Parent, the Company will cooperate with Parent to effect the replacement of any such directors and officers selected by Parent at the Effective Time.

Section 7.17 Parachute Payments. From and after the Agreement Date, Parent shall use commercially reasonable efforts to work with the “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) of the Company to mitigate any “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), which efforts may include obtaining studies with respect to reasonable compensation and the valuation of noncompetition agreements, if any.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Company Shareholder Approval. If the Short-Form Threshold has not been reached and approval of the Merger by the Company Shareholders is required by the WBCA in order to effect the Merger, the Company Shareholder Approval shall have been obtained.

(b) Purchase of Company Shares. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for the Company Shares validly tendered pursuant to the Offer and not withdrawn and in any subsequent offering period.

(c) No Legal Prohibition. None of the events described in clause (C)(4) of Annex A hereto shall have occurred and be continuing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination Prior to Appointment Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time, provided, that, the party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a) hereof) shall give notice of such termination to the other party or parties hereto, as the case may be:

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of the Company Board and Parent’s board of directors, respectively; or

(b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer on or before September 12, 2012 (the “Initial Termination Date”); provided, however, that in the event a condition to the Offer set forth in clause (A) of the first paragraph of Annex A hereto shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the Offer set forth on Annex A hereto shall have been satisfied on or prior to the Initial Termination Date, either Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until December 12, 2012 (the “Extended

Termination Date”); provided further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party hereto whose breach of any obligation under this Agreement has been the principal cause of or resulted in (i) any of the conditions to the Offer set forth in Annex A hereto having failed to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer; or

(c) by the Company:

(i) in the event (A) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as to prevent Parent and Merger Sub from consummating the Offer in accordance with the terms hereof; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c)(i) until the earlier to occur of (1) (x) if the condition set forth in clause (A) of the first paragraph of Annex A hereto has not been satisfied, the Initial Termination Date or Extended Termination Date, as applicable, or (y) if the condition set forth in clause (A) of the first paragraph of Annex A hereto has been satisfied, the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy or (2) Parent or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(c)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within the applicable time period); or

(ii) immediately prior to entering into a definitive Acquisition Agreement with respect to a Superior Proposal; provided, that (A) the Company has not intentionally breached in any material respect the terms of Section 7.1(a), Section 7.1(b) or Section 7.2, (B) subject to the terms of this Agreement, the Company Board has effected a Company Board Recommendation Change and authorized the Company to enter into a definitive Acquisition Agreement to consummate a transaction that constitutes a Superior Proposal, and (C) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.4(b) hereof; or

(d) by Parent:

(i) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Offer set forth in clauses (C)(1) or (C)(2) of the first paragraph of Annex A hereto, respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d)(i) until the earlier to occur of (1) (x) if the condition set forth in clause (A) of the first paragraph of Annex A hereto has not been satisfied, the Initial Termination Date or Extended Termination Date, as applicable, or (y) if the condition set forth in clause (A) of the first paragraph of Annex A hereto has been satisfied, the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(d)(i) if such breach or inaccuracy by the Company is cured within the applicable time period); or

(ii) in the event that, prior to the Appointment Time, any of the following shall have occurred: (A) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change; (B) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents; (C) the Company Board or any committee thereof shall have for any reason approved, or recommended that the Company Shareholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (D) an Acquisition Transaction Tender Offer shall have been made by a Person unaffiliated with Parent and, within ten (10) Business Days after notice of such Acquisition Transaction Tender Offer is first published, sent or given to the Company Shareholders, the Company shall not have made, pursuant to Rule 14e-2 under the Exchange Act, a statement reaffirming the Company Board Recommendation (provided, that, in such case, such statement may also include, at the sole discretion of the Company, a “stop-look-and-listen” communication to the Company Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders), notwithstanding the fact that the inclusion of such reaffirmation statement is not explicitly permitted by Section 14d-9(f)).

The party desiring to terminate this Agreement pursuant to subsection (b), (c) or (d) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.2 Termination Before or After Appointment Time and Prior to Effective Time. Notwithstanding the prior adoption of this Agreement by the Company Shareholders in accordance with the WBCA, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company if any (i) any Governmental Entity of competent jurisdiction located within the United States or Germany shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer and the Merger any law, statute, rule or regulation that is in effect and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting, requiring a mandatory filing or notification as a condition to the legality or approval of, or otherwise preventing the Offer and the Merger or (ii) any Governmental Entity of competent jurisdiction located within the United States, Germany or any other jurisdiction shall have issued or granted any judgment, Order or injunction that is in effect and has the effect of making the Offer and the Merger illegal or which has the effect of prohibiting or otherwise preventing the Offer and the Merger, and such judgment, Order or injunction has become final and non-appealable, provided, however, with respect to any jurisdictions other than the United States and Germany, only if such event reasonably would be expected to have a material adverse effect on (a) the Company and its Subsidiaries, taken as a whole, (b) the benefits expected to be derived by Parent and its Subsidiaries from the transactions contemplated by this Agreement or (c) the operations or businesses of Parent and its Subsidiaries, taken as a whole (assuming for purposes of this determination that Parent and its Subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its Subsidiaries, taken as a whole); provided, that, the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party hereto whose action or failure to take any action has been the principal cause of, or resulted in, the injunction prohibiting, restraining or enjoining the consummation of the Offer or the Merger.

Section 9.3 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any shareholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 9.3, and Section 9.4 and Article X, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any intentional and material breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 9.4 Termination Fee and Expenses.

(a) General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent immediately prior to the termination of this Agreement.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d), the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within two (2) Business Days of such termination.

(iii) In the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) hereof, (B) after the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, (C) the condition to the Offer set forth in clause (A) in the first paragraph of Annex A hereto has not been, but all other conditions to the Offer set forth in Annex A have been, satisfied at the time of such termination and (D) within twelve (12) months following the termination of this Agreement, either (1) any Acquisition Transaction is consummated or (2) the Company enters into a definitive Acquisition Agreement providing for the consummation of any Acquisition Transaction, the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within two (2) Business Days thereafter. For purposes of this Section 9.4(b)(ii), the (i) term “Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction,” except that all references therein to twenty-five percent (25%) shall be deemed to be references to fifty percent (50%) and the reference therein to seventy-five percent (75%) shall be deemed to be a reference to fifty percent (50%) and (ii) the term “Acquisition Proposal” shall incorporate such changes into its correlative meaning.

(iv) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times and upon the occurrence of different events.

(v) The Company acknowledges that the agreements contained in this Section 9.4(b) are an integral part of this Agreement and the transactions contemplated hereby. In the event that the Company shall fail to pay any amounts required by this Section 9.4(b) when due, the Company shall reimburse Parent for all reasonable fees and expenses incurred by Parent and its Affiliates (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.4(b)(v).

Section 9.5 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement (including Section 2.3(c) hereof), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Shareholders in accordance with the WBCA, no amendment shall be made to this Agreement that requires the approval of such Company Shareholders without such approval.

Section 9.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time.

Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received hereunder (i) immediately upon delivery personally, (ii) on the date of receipt of the recipient, if sent by registered or certified mail and received prior to 5:00 P.M. in the place of receipt and such day is a Business Day in the place of receipt, (iii) two (2) Business Days after being sent by international courier, fees prepaid and proof of delivery requested, or (iv) immediately if sent via facsimile (with electronic receipt confirmed), in case to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

FUJIFILM Holdings Corporation

7-3 Akasaka 9-chrome, Minato-ku

Tokyo 107-0052, Japan

Attention: Subsidiary Management & M&A Group

                 Corporate Planning Division

Facsimile No.: +81-3-6271-1135

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP

Fukoku Seimei Building 5th Floor

2-2-2 Uchisaiwai-cho, Chiyoda-ku

Tokyo 100-0011, Japan

Attention: Kenneth J. Lebrun

Facsimile No.: +81-3-5251-1602

and to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022, U.S.A.

Attention: Clare O’Brien

Facsimile No.: +1 (646) 848-8966

(b)	if to the Company, to:

SonoSite, Inc.

21919 30th Drive S.E.

Bothell, WA 98021, U.S.A.

Attention: Chief Executive Officer

Facsimile No.: (415) 951-1200

with copies (which shall not constitute notice) to:

Fenwick & West LLP

1191 Second Avenue 10th Floor

Seattle, WA 98101, U.S.A.

Attention: Stephen M. Graham

                 Alan C. Smith

Facsimile No.: (206) 389-4511

Section 10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent or Merger Sub may transfer or assign its rights and obligations hereunder, in whole or in part from time to time, to one or more of their respective wholly-owned Affiliates; provided, further, however, that any such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

Section 10.5 Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 7.11 hereof, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder. In the event that the Company brings an Action for monetary damages for breach of this Agreement in which (a) it is held that the right to obtain such monetary damages (including damages based on the loss of economic benefits of the transactions contemplated by this Agreement to the holders of Company Common Stock, Company Options, Company RSUs and Company Warrants, if determined appropriate) is solely held by the holders of Company Common Stock, Company Options, Company RSUs and Company Warrants and (b) such holders do not have a right to seek such monetary damages directly from Parent or Merger Sub as a result of the Offer, then such rights of the holders of Company Common Stock, Company Options, Company RSUs and Company Warrants may be enforced on their behalf by the Company as agent for the holders of Company Common Stock, Company Options, Company RSUs and Company Warrants.

Section 10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chancery Court of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom), this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of Law thereof, except to the extent the provisions of the WBCA are mandatorily applicable to the Merger, in which case Washington law shall govern.

Section 10.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any Action relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

Section 10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this AGREEMENT AND PLAN OF MERGER to be executed by their respective duly authorized officers to be effective as of the date first above written.

FUJIFILM HOLDINGS CORPORATION

By:	/s/ Shigetaka Komori
Name:	Shigetaka Komori
Title:	President and Chief Executive Officer

SALMON ACQUISITION CORPORATION

By:	/s/ Kouichi Tamai
Name:	Kouichi Tamai
Title:	President

SONOSITE, INC.

By:	/s/ Kevin M. Goodwin
Name:	Kevin M. Goodwin
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with Section 2.1 of that certain Agreement and Plan of Merger, dated as of December 15, 2011 (the “Agreement”), by and among FUJIFILM Holdings Corporation, a Japanese corporation (“Parent”), Salmon Acquisition Corporation, a Delaware corporation and a indirect wholly owned subsidiary of Parent (“Merger Sub”), and SonoSite, Inc., a Washington corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer at any time in its sole discretion (subject to the terms and conditions of the Agreement), Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for, and (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Company Shares, in the event that at or prior to the scheduled Offer Closing (as it may be extended pursuant to Section 2.1(c) of the Agreement), (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated and all approvals and actions of, filings with and notices to, required under the antitrust, competition or merger control laws of Germany relating to the transactions contemplated by this Agreement, shall not have been obtained, taken or made, (B) the Minimum Condition shall not have been satisfied or (C) any of the following shall have occurred and be continuing as of the Appointment Time:

(1) (x) any of the representations and warranties of the Company set forth in the Agreement (i) shall not have been true and correct as of the Agreement Date or (ii) shall not be true and correct on and as of the such scheduled Offer Closing with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii) (A) where the failure of such representations and warranties to be so true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that such Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 4.2(a) and Section 4.4 of the Agreement, each of which individually shall have been true and correct in all respects (except for, with respect to Section 4.2(a), inaccuracies that are, in the aggregate, de minimis) as of the expiration date of the Offer, and (B) for those representations that shall have been true and correct as of such particular date (which representations and warranties shall have been true and correct as of such particular date); provided, further, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this clause (1), (i) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood

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and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) the company “Company Material Adverse Effect” qualifier in the representation and warranty set forth in Section 4.8(b) of the Agreement shall not be disregarded pursuant to the terms of this proviso) and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of the Agreement shall be disregarded, or (y) the Company shall not have furnished to Parent, upon Parent’s written request, immediately prior to the Appointment Time a certificate certifying as to the satisfaction of this condition (C)(1);

(2) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any material covenant or other material agreement of the Company to be performed or complied with by it under the Agreement, or the Company shall not have furnished to Parent, upon Parent’s written request, immediately prior to the Appointment Time a certificate certifying as to the satisfaction of this condition;

(3) there shall be pending or Parent, Merger Sub or the Company shall have received notice (oral or written) of any Action by any Governmental Entity of competent jurisdiction located within the United States or Germany against Parent, Merger Sub, the Company or any Subsidiary of the Company (i) challenging the acquisition by Merger Sub (or Parent on Merger Sub’s behalf) of any Company Shares pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or (ii) seeking to compel Parent, the Company or any of their respective Subsidiaries to agree to any sale, divestiture, license or other disposition of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such stock, businesses, assets or properties, if such actions reasonably would be expected to have a material adverse effect on (A) the Company and its Subsidiaries, taken as a whole, (B) the benefits expected to be derived by Parent and its Subsidiaries from the transactions contemplated by this Agreement or (C) the operations or businesses of Parent and its Subsidiaries, taken as a whole (assuming for purposes of this clause (C) that Parent and its Subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its Subsidiaries, taken as a whole);

(4) (i) any Governmental Entity of competent jurisdiction located within the United States or Germany shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer and the Merger any law, statute, rule or regulation that is in effect and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting, requiring a mandatory filing or notification as a condition to the legality or approval of, or otherwise preventing the Offer and the Merger or (ii) any Governmental Entity of competent jurisdiction located within the United States, Germany or any other jurisdiction shall have issued or granted any judgment, Order or injunction that is in effect and has the effect of making the Offer and the Merger illegal or which has the effect of prohibiting or otherwise preventing the Offer and the Merger, and such judgment, Order or injunction has become final and non-appealable, provided, however, with respect to any

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jurisdictions other than the United States and Germany, only if such event reasonably would be expected to have a material adverse effect on (a) the Company and its Subsidiaries, taken as a whole, (b) the benefits expected to be derived by Parent and its Subsidiaries from the transactions contemplated by this Agreement or (c) the operations or businesses of Parent and its Subsidiaries, taken as a whole (assuming for purposes of this determination that Parent and its Subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its Subsidiaries, taken as a whole;

(5) there has occurred and is continuing a Company Material Adverse Effect; or

(6) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

* * * * *

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